THE PERSONS LISTED IN SCHEDULE 1 AS SELLERS, CORPORACION QUIMICA VHEM, S.L., DIBON USA, LLC, AS COMPANIES, AND FERRO CORPORATION AS BUYER
AGREEMENT FOR THE SALE AND PURCHASE OF THE NUBIOLA GROUP

29 APRIL 2015

	CONTENTS
	Clause	Page
1	DEFINITIONS AND INTERPRETATION	2
2	OBJECT	15
3	SALE AND PURCHASE OF SHARES	15
4	PURCHASE PRICE	16
5	POST-COMPLETION ADJUSTMENT	17
6	ALLOCATION OF PURCHASE PRICE	17
7	CONDITIONS	18
8	INTERIM PERIOD	19
9	COMPLETION	23
10	INDEBTEDNESS AND GUARANTEES	24
11	ESCROW	25
12	REPRESENTATIONS AND WARRANTIES	25
13	Intentionally Omitted	26
14	Intentionally Omitted	26
15	RULES ON LIABILITY	26
16	BUYER’S GUARANTOR	36
17	THE SELLERS’ REPRESENTATIVES	36
18	USE OF THE NUBIOLA NAME	37
19	NON COMPETE AND NON SOLICIT UNDERTAKINGS	38
20	FURTHER ASSURANCES	40
21	ASSIGNMENTS	41
22	INTERBOLSA CLAIMS AND SALE OF ASSETS IN COLOMBIA	41
23	CONFIDENTIALITY	43
24	MISCELLANEOUS	45
25	APPLICABLE LAW AND ARBITRATION	49
26	TAX MATTERS	49

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THIS AGREEMENT is entered into on 29 April 2015 BETWEEN:

(1)THE PERSONS listed in Schedule 1 (the “Sellers”) duly represented by the persons set opposite their name in Schedule 1 by virtue of the powers of attorney granted before the Notaries Public as indicated therein

(2)CORPORACIÓN QUÍMICA VHEM, S.L., a company validly incorporated and existing under the Laws of Spain, with registered address at Calle Vitoria, number 19, Llodio (Álava), Spanish tax identification number B-01015221 and which is recorded at the Mercantile Registry of Alava in Volume (tomo) 606, Sheet (folio) 104, Page (hoja) VI-3152 (“Vhem”).

(3)DIBON USA, LLC, a limited liability company duly organized and validly existing under the Laws of the State of Georgia (United States of America), with registered address at 6369 Peachtree Street, Lawrenceville GA 30071 (“Dibon” and together with Vhem, the “Companies”).

(4)FERRO CORPORATION, a corporation validly incorporated and existing under the Laws of Ohio, with principal executive office located at 6060 Parkland Blvd., Suite 250, Mayfield Heights, Ohio, 44124, USA, with IRS Employer Identification Number 34-0217820 and on file with the Ohio Secretary of State with entity number 88224 (the “Buyer”).

The Sellers, the Companies and the Buyer are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

WHEREAS

(A)The Sellers are the owners of the entire share capital in the Companies and Ivory as set out in the column entitled “Shares” in Schedule 2 (the “Shares”).

(B)The Buyer has performed the Due Diligence on the Companies and Ivory and the other companies of the Nubiola Group, their assets and activities, has been given the opportunity to review documentation in relation to the Nubiola Group in the Data Room and was assisted during such process by the Advisers.

(C)The Sellers have agreed to sell to the Buyer and the Buyer has agreed to buy, or to cause one of its Affiliates to buy, from the Sellers the Shares for the consideration and upon the terms and subject to the conditions set out in this agreement (the “Agreement”).

THE PARTIES AGREE as follows:

1.DEFINITIONS AND INTERPRETATION

1.1Defined Terms

In this Agreement:

“Accounts” means the individual accounts of any company of the Nubiola Group, including statutory accounts,  and consolidated accounts of the Nubiola Group

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(including individual and consolidated balance sheet, profit and loss accounts and cash-flow statements) as at 31 December 2013 and 31 December 2014, copies of which are attached as Appendix 8.1 of Schedule 7;

“Action” has the meaning given to it in clause 27.2 of Schedule 7;

 “Actual Net Financial Debt” means the actual amount of the Net Financial Debt as of 11:59 p.m. on the Completion Date, as calculated after Completion in accordance with Schedule 5 and set out in the Final Completion Statement;

“Actual Adjusted Net Working Capital” means the actual amount of the Adjusted Net Working Capital as of 11:59 p.m. on the Completion Date, as calculated after Completion in accordance with Schedule 5 and set out in the Final Completion Statement;

“Actual Adjusted Net Working Capital Adjustment Amount” means the Actual Adjusted Net Working Capital minus the Normalised Adjusted Net Working Capital;

“Adjusted Net Working Capital” means the aggregate value of the Net Working Capital, at the relevant time.

“Advisers” means PricewaterhouseCoopers, Jones Day, and ENVIRON International Corporation;

“Affiliate” means:

(a)in the case of legal entities, any company within its Group (as defined below) and any person, directly or indirectly, controlling, controlled by or under common control with any such person, and any officer, director, manager or controlling person of such person (and for purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise); and

(b)in the case of individuals, any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or person with an analogous relationship and cohabitee;

“Agreement” has the meaning given to it in Recital (C);

“Alternate Sellers’ Representative” means any of the persons listed in Schedule 12;

“Appointment Notice” has the meaning given to it in clause 2.1.3 of Schedule 5;

“Authorizations” has the meaning given to it in clause 22.1.1 of Schedule 7;

“Basket” has the meaning given to it is clause 15.4.2;

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“Business” means the business of researching, developing, manufacturing, sale and distribution of, and the development and optimisation of processes and technology in relation to, raw blue, specialty pigments (including ultramarine blue and iron oxide), additives and any other products as carried out by the companies of the Nubiola Group at the Completion Date;

“Business Day” means any day except Saturdays, Sundays or bank holidays in Barcelona (Spain) and Cleveland (Ohio);

“Buyer” has the meaning given to it in the Preamble to this Agreement;

“Buyer Indemnified Persons” means the Buyer, any Affiliate of the Buyer that acquires any of the Shares, the companies of the Nubiola Group and, in each case, their respective officers, directors, managers, employees, consultants, agents, stockholders, equityholders, members and Affiliates;

“Buyer’s Representations and Warranties” means the representations and warranties made by the Buyer for the benefit of the Sellers as set forth in Schedule 6;

“Cash” means any amount in cash available, in cash and in banks, and which is recorded under captions defined by the accounting standards contained in the Spanish 2014 General Chart of Accounts, plus the corresponding accrued interest receivable, if any, net of outstanding checks. For these purposes, cash will be considered as such to the extent it is available in the corresponding bank accounts of Nubiola Group;

“Cash Equivalents” mean bank deposits and any other short-term investment that accrues financial interests, provided that these deposits and investments are available and convertible into Cash within 30 days (and excluding, for the avoidance of doubt, any investment made in Interbolsa), less any costs, charges or fees payable to redeem or to make available such bank deposits or short-term investments with no restrictions;

“Charges and Encumbrances” means any charge, pledge, security assignment, security interest, claim, encumbrance, lien, deposit, attachment, entitlement to beneficial ownership (including usufruct and similar entitlements), ancillary obligation, option, retention of title, third-party right, including first refusal rights and pre-emptive rights to acquire or transfer, or restrictions on the transferability, any agreement or commitment to create any of the above, in each case and any other interest or right held, or claim that could be raised, by a third party;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Companies” has the meaning given to it in the Preamble to this Agreement;

“Completion” means the effective transfer of the Shares from the Sellers to the Buyer and the execution and/or delivery of all documents and the performance of all actions identified in Schedule 8;

“Completion Date” has the meaning given to it in clause 9.1;

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“Completion Statement” means a statement of Net Financial Debt and Adjusted Net Working Capital to be prepared in accordance with and in the form set out in Schedule 5;

“Condition” means a condition set out in clause 7.1 or 7.2;

“Constructions” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment situated on, in, under, over or forming part of, the Owned Property;

“Contracts” means all contracts, agreements, commitments, instruments, Orders, leases, subleases, licenses, sub-licenses, assignments guarantees, bids, proposals and other arrangements of any nature, written or oral;

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any company of the Nubiola Group or (ii) which together with any company of the Nubiola Group is treated as a single employer under Section 414(t) of the Code;

“Corporate Income Tax Liability” means the aggregate liability of: (i) the companies of the Nubiola Group incorporated in the United States, for United States federal income Taxes; (ii) the companies of the Nubiola Group incorporated in Spain for the "Impuesto de Sociedades"; and (iii) analagous Taxes in the other applicable jurisdictions;

“Cut-Off Date” has the meaning given to it in clause 8.13.

“Damage” means any damage, loss (“daño emergente”), liability, claim, obligation, deficiency, cost, expense, fine, penalty, including judicial and extrajudicial fees of lawyers and attorneys at court (“procuradores”), any other reasonable defence cost, reasonable cost of investigation or other response actions, but excluding any consequential damages to the extent not reasonably foreseeable;

“Damages Payment” has the meaning given to it in clause 15.5.2;

“Data Room” means the virtual data room hosted by Merrill Corporation Limited comprising the documents and other information made available to the Buyer in connection with the Transaction, a copy of which is contained in one or more CD-ROMs/Hard Disks delivered by the Sellers prior to the date of this Agreement; provided, that the Sellers hereby acknowledge that many documents and other information made available in such virtual data room are provided in a redacted and/or incomplete form and that the Buyer was not provided with other material documents and information for review as a result of competitive concerns;

“Deminimis Amount” has the meaning given to it is clause 15.4.2;

“Defaulting Party” has the meaning given to it in clause 15.9.1;

“Determination Date” means the date on which the Final Completion Statement is agreed or determined in accordance with the provisions of Schedule 5;

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“Dibon” has the meaning given to it in the Preamble to this Agreement;

“Disagreement Notice” has the meaning given to it in clause 2.1.1 of Schedule 5;

“Disclosure Letter” means the letter from the Sellers to the Buyer in relation to the Sellers’ Representation and Warranties having the same date as this Agreement the receipt of which has been acknowledged by the Buyer;

“Due Diligence” means the due diligence process performed by the Buyer and its Advisers consisting of meetings with the management team of the Nubiola Group, visits to the Sites and access to a Data Room from 5 February 2015 to the date hereof;

“Employee Benefit” means any pension or other employee benefit, such as private or public pension plans (including any employee benefit provided by the Spanish National Institute of Social Security or similar bodies in those jurisdictions where the Nubiola Group operates);

“Employee Benefit Scheme” means any scheme, arrangement or agreement providing Employee Benefits for any employee, director or self-employed contractors of any of the companies within the Nubiola Group;

“Environmental Laws” means any Law or regulation (including any protocols or guidances by a Governmental Authority) of any nature regarding the protection of human health and safety, the environment, the natural resources and the presence, generation, transportation, storage, treatment, disposal, handling or emission of or exposure to Hazardous Materials;

“Environmental Permits” has the meaning given to it in clause 23.1 of Schedule 7;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended;

“Escrow Agent” means a branch of either Banco de Santander, S.A. or CaixaBank, S.A. or such other reputable bank as mutually agreed by Sellers and the Buyer prior to the Completion;

“Escrow Agreement” means the agreement to be entered into on the Completion Date between the Sellers, the Buyer and the Escrow Agent which, inter alia, sets forth the terms and conditions for the disposal of the funds deposited in the General Escrow Account and the Specific Escrow Account, substantially in the form of Schedule 11;

“Escrow Amounts” means the General Escrow Amount and the Specific Escrow Amount.

“Estimated Net Financial Debt” means the projected amount of the Net Financial Debt at Completion, as estimated in good faith by the Sellers in accordance with the provisions of clause 4.2, calculated on the basis of the principles set out in Schedule 5 and to be included in the First Draft Completion Statement;

“Estimated Adjusted Net Working Capital” means the projected amount of the Normalised Adjusted Net Working Capital at Completion, as estimated in good faith

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by the Sellers in accordance with the provisions of clause 4.2, calculated on the basis of the principles set out in Schedule 5 and to be included in the First Draft Completion Statement;

“Estimated Adjusted Net Working Capital Adjustment Amount” means the Estimated Adjusted Net Working Capital minus the Normalised Adjusted Net Working Capital;

“Estimated Tax Amount” has the meaning given to it in Part 5 of Schedule 5;

“Excess Recovery” has the meaning given to it in clause 15.5.2;

“Filings” has the meaning given to it in clause 7.3.2;

“Final Completion Statement” means the final statement of the Actual Net Financial Debt and the Actual Adjusted Net Working Capital to be prepared and finalised in accordance with Schedule 5;

“First Draft Completion Statement” has the meaning given to it in clause 4.2;

“First Set of Disclosure Documents” has the meaning given to it in clause 8.13;

“General Escrow Account” means the interest bearing bank account to be opened by the Sellers at the Escrow Agent for purposes of the Escrow Agreement;

“General Escrow Amount” means the funds available in the General Escrow Account from time to time pursuant to the terms set out on the Escrow Agreement and which, for the purposes of clause 4.3 of this Agreement only (without prejudice to the provisions of this Agreement or the Escrow Agreement), will be equal to eighteen million euro (EUR18,000,000);

“General Indemnity” has the meaning given to it in clause 15.1.2;

“Governmental Authority” means any domestic or foreign federal, territorial, state or local governmental authority, quasi governmental authority, court, arbitrator, government, statutory, administrative or regulatory body or self regulatory organisation, commission, tribunal or other organisation or agency, subdivision or branch of any of the foregoing;

“Group” means a group of companies within the meaning of Article 18 of the Spanish Companies Act (Ley de Sociedades de Capital);

“Hazardous Materials” means any material, substance or waste that is regulated, classified or otherwise characterised under or pursuant to Environmental Law as “hazardous”, “toxic”, “polluting”, “radioactive”, ionising”, “explosive”, “flammable” or any words of similar meaning or effect or otherwise which can give rise to liability or obligations under any Environmental Laws, including without limitation chlorinated solvents and Polluting Substances;

“Headline Price” means one hundred and forty six million euro (EUR 146,000,000) plus the Non-Operating Real Estate Deferred Price;

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“Hedging Contracts” has the meaning given to in clause 8.12;

“Indebtedness” has the meaning given to it in Part 5 of Schedule 5;

“Initial Consideration” means a cash amount equal to the Headline Price:

(a)minus the Estimated Net Financial Debt (if the Estimated Net Financial Debt is positive), or plus the absolute value of the Estimated Net Financial Debt (if the Estimated Net Financial Debt is negative) (as the case may be);

(b)minus the absolute value of the Estimated Adjusted Net Working Capital Adjustment Amount (if the Estimated Adjusted Net Working Capital Adjustment Amount is negative), or plus the Estimated Adjusted Net Working Capital Adjustment Amount (if the Estimated Adjusted Net Working Capital Adjustment Amount is positive) (as the case may be);

“Insurance Policies” has the meaning given to it in clause 17.1 of Schedule 7;

“Intellectual Property” means all patents, trademarks, trade names, service marks, service names, trade dress, logos, copyrights and domain names, and any registrations, applications and renewals for any of the foregoing, and all other intellectual property rights (whether or not reduced to writing and in whatever form, including information retained in an individual’s mind or memory and all copies and tangible embodiments in whatever form or medium and all associated goodwill) in inventions, trade secrets, manufacturing processes and techniques, production processes and techniques, know how, formulas, compositions, techniques, confidential and proprietary information, ideas, developments, drawings, specifications, lab journals (from current and past employees of the companies of the Nubiola Group), bills of material, supplier lists, marketing information, sales and promotional information, business and marketing plans and proposals, other business information (including with respect to commercial or industrial sales), documented ideas, research and development, computer software (including data and related documentation and any CRM tools) reports, handwritten and electronic presentations, analytic procedures, protocols and results, retained samples, visiting customer reports and tech service reports, test reports, component lists, manuals, instructions, catalogs, methods, processes, designs, and registrations and applications for registration therefor, model numbers, telephone numbers, web addresses, web sites, electronic records of drawings and tooling and other electronic engineering tools, and all other proprietary rights, together with all claims, Damages and rights for past, present and future infringement, misappropriation, unauthorized use or disclosure, or other violation thereof, and all copies and tangible embodiments thereof (in whatever form or medium, including electronic), including all patent infringement, validity, patentability, and other legal opinions or investigations, all file histories, prior art and prior art searches, all attorney work product, all patent, trademark, and copyright files and file wrappers, and all other legal files and materials.

“Intellectual and Industrial Property Rights” has the meaning given to it in clause 24.1.1 of Schedule 7;

“Interbolsa” means Interbolsa Holdco Company S.A. a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of

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Luxembourg (Luxembourg), having its registered office at 2-8, Avenue Charles de Gaulle, L-1653 Luxembourg, registered with the Luxembourg trade and companies register (registre de commerce et des sociétés, Luxembourg) under number B169.323;

“Investors” has the meaning given to it in clause 19.2.1;

“Ivory” means IVORY CORPORATION, S.A., a societe anonyme validly incorporated and existing under the Laws of the Grand Duchy of Luxembourg, with registered address at 412F, route d'Esch, L-2086 Luxembourg, and which is registered with the Luxembourg Registry of Commerce and Companies under number B 15656;

“Ivory Shareholders Agreement” means the syndicat de blocage originally dated 13 October 1994 and entered into, inter alia, between (i) Montserrat Nubiola Bellido; (ii) Ricardo Nubiola Bellido; (iii) Raimundo Nubiola Bellido; (iv) Andres Nubiola Bellido; (v) Mercedes Nubiola Bellido; (vi) Gloria Nubiola Bellido; (vii) Oriol Nubiola Bellido; (viii) Nuria Nubiola Bellido, as amended from time to time;

“Law” means any law, regulation, statute, rule, subordinate legislation, treaty, regulatory directive, decision, by-law, ordinance, code, Order, legal requirement, rule of law, direction, demand, decree, injunction, resolution or judgment of any Governmental Authority from time to time binding on the companies of the Nubiola Group (or the Sellers or the Buyer), their business, employees or assets in any jurisdiction, in each case, whether civil, administrative, criminal, common law, executive, legislative, judicial or otherwise.

“Lease Agreement” has the meaning given to it in clause 18.3.2 of Schedule 7;

“Leased Properties” has the meaning given to it in clause 18.3.1 Schedule 7;

 “Longstop Date” means 30 September 2015;

“Material Adverse Change” means the occurrence, between the date hereof and the Completion Date, of any event, circumstance or condition (each, an “Event”) that, individually or in the aggregate, results in or is likely to result in a decrease by (i) 5.75 million EUR or more of the aggregate EBITDA of the Nubiola Group in the twelve months following such Event, determined on an annualized basis, or (ii) 11.5 million EUR or more of the aggregate EBITDA of the Nubiola Group in the twenty four months following such Event, determined on an annualized basis for each twelve-month period within such twenty-four month period; provided, however, that such Event is not caused by or it does not constitute: (a) an action or omission of the Buyer or any Affiliate of Buyer; (b) a change in general economic, finance, foreign-exchange and/or market conditions; (c) a change in national or international political conditions; or (d) the announcement of the Agreement.  The EBITDA thresholds specified in this definition are based on aggregate EBITDA of  the Nubiola Group of $23m EUR in 2015 and $25m EUR in 2016 calculated consistent with the calculation of the aggregate EBITDA for 2014 of the Nubiola Group provided by Sellers to Buyer;

“Material Contracts” has the meaning given to it in clause 11.26 of Schedule 7;

“Material Customers” has the meaning given to it in clause 32.1 of Schedule 7;

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“Material Suppliers” has the meaning given to it in clause 32.2 of Schedule 7;

“Merger Control Authorities” has the meaning given to it in clause 7.1.1;

“Merger Control Condition” has the meaning given to it in clause 7.1.1;

“Monthly Information” has the meaning given to it in clause 8.3;

“Movable Assets” has the meaning given to it in clause 19.1.1 of Schedule 7;

“Net Financial Debt” means an amount (which may be a positive or a negative number) equal to as of the relevant date and without duplication, the amount of any Indebtedness minus Cash and Cash Equivalents of the Nubiola Group;

“Net Working Capital” means the aggregate value, at the relevant time, of:

a)inventory, trade receivables, other receivables and prepaid expenses, excluding for the avoidance of doubt (i) intragroup receivables, (ii) intra group trading, (iii) all Taxes (whether deferred or current) and (iv) Cash and Cash Equivalents; minus

b)trade payables, other payables and advanced income, excluding for the avoidance of doubt (i) intra-group payables, (ii) intra-group trading amounts, (ii) all Taxes (whether deferred or current) and (iii) Indebtedness;

“Non-Competition Agreements” means, collectively, the (i) agreement ("contrato") between Vhem and Alejandro Capuz Soler dated 17 July 2013, (ii) agreement ("contrato") between Vhem and Miguel Gómez López dated 12 September 2006; (iii) agreement ("contrato") between Vhem and Jaume Juhera Ferrer dated 3 July 2006; (iv) agreement ("contrato") between Vhem and and Richard March Raurell dated 2 November 1998; (v) agreement ("contrato") between Vhem and Josep Maria Solé Pérez dated 1 July 1999; and (vi) agreement ("contrato") between Vhem and Agnel Torres Rosell dated 21 November 2005;

“Non-Defaulting Party” has the meaning given to it in clause 15.9.1;

“Non-Operating Real Estate Assets” means the real estate assets described in Schedule 3 of this Agreement;

“Non-Operating Real Estate Deferred Price” has the meaning given to it in clause 2 of Schedule 3;

“Non-Transferred Restricted Cash” has the meaning given to it in clause 8.6;

“Normalised Adjusted Net Working Capital” means EUR 41,500,000;

“Notarial Deed of Transfer” means the notarial deed to be granted before the Notary Public between the Parties at Completion (i) raising to the status of public document (“escritura de elevación a público”) this Agreement and (ii) pursuant to which (a) the Parties will declare that the Conditions have been satisfied or waived, (b) the Shares will be transferred and (c) the actions described in Schedule 8 will be completed;

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“Notary Public” means the Notary of Barcelona, Mr. Miguel Ángel Campo Güerri or any other that may substitute him in case of his inability, before whom this Agreement will be raised to public status on Completion by virtue of the Notarial Deed of Transfer;

“Nubiola Group” means the group of companies listed in Schedule 4, except for the Chinese company “Haining Longshine Pigment Co., Ltd.”;

“Other Specific Indemnifiable Matters” means the matters identified in the Specific Indemnifiable Matters Letter.

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority;

“Owned Property” has the meaning given to it in clause 18.2.1 of Schedule 7;

“Parties” has the meaning given to it in the Preamble to this Agreement;

“Port Concession” has the meaning given to it in clause 18.4.2 of Schedule 7;

“Post-Completion Straddle Period” has the meaning given to it in clause 26.2;

“Pre-Completion Straddle Period” has the meaning given to it in clause 26.2;

“Pre-Completion Tax Period” means any taxable year or period that ends on or before the Completion Date;

“Pre-Completion Taxes” means any and all liability(i) for Taxes (or the nonpayment thereof) of, or imposed upon, the companies of the Nubiola Group for any Pre-Completion Tax Period, (ii) for Taxes of any member of an affiliated, consolidated, combined, aggregate or unitary group of which any company in the Nubiola Group (or any predecessor of any such company) is or was a member (or is or was required to join as a member) on or prior to the Completion Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law, (iii) for Taxes of any person (other than such company in the Nubiola Group) imposed on such company as a transferee or successor, by Contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Completion and (iv) for Taxes borne by the Sellers under clause 24.5 of this Agreement.

“Prior Reorganisation” means the transactions described in Schedule 3 of this Agreement which shall occur between the date of this Agreement and Completion;

“Prior Reorganisation Indemnity” has the meaning given to it in clause 15.1.3;

“Properties” means the Sites and all other Owned Property and Leased Property;

“Polluting Substance” means any relevant natural or artificial substance or object (whether in a solid, liquid, gas, vapour or other form) that is potentially capable (alone or in combination) of causing harm to man or any other living organism or of damaging the environment, including but not limited to the provisions defined under the European Environmental Liability Directive 2004/35/EC;

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“Purchase Price” has the meaning given to it in clause 4.1;

“Reporting Accountants” means KPMG LLP;

“Restricted Person” has the meaning given to it in clause 27.4.1 of Schedule 7;

“Ruling” means a final court decision, arbitral award or settlement (“resolución o sentencia firme”);

“Sanctions” has the meaning given to it in clause 27.4.2 of Schedule 7;

“Sanctions List” has the meaning given to it in clause 27.4.3 of Schedule 7;

“Schemes” has the meaning given to it in clause 21.8.1 of Schedule 7;

“Second Draft Completion Statement” has the meaning given to it in clause 5.1;

“Second Set of Disclosure Documents” has the meaning given to it in clause 8.13;

“Sellers” has the meaning given to it in the Preamble to this Agreement;

“Sellers’ Representations and Warranties” means the representations and warranties made by the Sellers for the benefit of the Buyer as set forth in Schedule 7;

“Sellers’ Representatives” has the meaning given to it in clause 17.1;

“Sites” means the real estate owned by the companies in the Nubiola Group at (i) 19 Kalea Vitoria, Llodio (Spain); (ii) Calle 7, No. 26 C-10, Girardota Antioquia (Colombia); (iii) 120 Aleea Sinaia, 137195 Doicesti, Dambovita County (Romania); (iv) 70/1A Mevalurkuppam Village, Thandalam, Sriperumbudur Taluq, Kancheepuram District, Tamil Nadu (India); and (v) 6369 Peachtree Street, Norcross, Gwinnett County, Georgia;

“Shares” has the meaning given to it in Recital (A);

“Specific Escrow Account” means the interest bearing bank account to be opened by the Sellers at the Escrow Agent for purposes of the Escrow Agreement;

“Specific Escrow Amount” means the funds available in the Specific Escrow Account from time to time pursuant to the terms set out on the Escrow Agreement and which, for the purposes of clause 4.3 of this Agreement only (without prejudice to the provisions of this Agreement or the Escrow Agreement), will be equal to six million euro (EUR 6,000,000);

“Specific Indemnity” has the meaning given to it in clause 15.1.4;

“Specific Indemnifiable Matters Letter” means the letter from the Sellers to the Buyer in relation to the Other Specific Indemnifiable Matters having the same date as this Agreement the receipt of which has been acknowledged in writing by the Buyer;

“Straddle Period” has the meaning given to it in clause 26.2;

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“Subsidiary” means any person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by any company of the Nubiola Group, or (ii) any company of the Nubiola Group is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such person

“Subsidiary Shares” has the meaning given to it in clause 7.1 of Schedule 7;

“Surviving Provisions” means clauses 1, 22, 23, 24 and 25;

“Third Party Claim” has the meaning given to it in clause 15.9.2;

“Third Party Sum” has the meaning given to it in clause 15.5.2;

“Tax” or “Taxes” means (i) any tax, charge, assessment, fee, levy, contribution, custom, impost, fiscal or quasi-fiscal duty of any kind whatsoever, or any obligation to withhold or prepay tax established by the applicable (central, regional or local) legislation or imposed by any foreign, United States federal, provincial, state or local Law or Taxing Authority, whether direct or indirect, whether disputed or not, including, without limitation, income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, escheat, abandoned or unclaimed property, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, wage withholding tax, national social security contributions and employee social security contributions, value added, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other person, (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person, and (iv) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise;

“Tax Matter” has the meaning given to it in clause 26.5;

 “Tax Return” means any return, form, declaration, election, schedule, report, claim for refund, or information return or statement relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof;

“Tax Savings” has the meaning given to it in clause 15.5.3;

“Tax Statement” has the meaning given to it in clause 26.3;

“Taxing Authority” means any Governmental Authority responsible for the collection, administration, determination, assessment, enforcement or imposition of any Tax;

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“Territory” has the meaning given to it in clause 19.1;

“Transaction” means the transaction contemplated in this Agreement (i.e. the transfer of the Shares from the Sellers to the Buyer);

“Transaction Documents” means this Agreement, the Escrow Agreement, the Disclosure Letter, the Specific Indemnifiable Matters Letter and any other documents referred to and designated as such by the Buyer and the Sellers;

“Vhem” has the meaning given to it in the Preamble to this Agreement;

 “Working Hours” means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.

1.2Construction

Any reference in this Agreement to:

1.2.1     person is to be construed as a reference to any individual, firm, entity, company, corporation, limited liability company, corporate body, trust, unincorporated association or society, sole proprietorship or person’s representative;

1.2.2     company is to be construed as a reference to any kind of legal entity incorporated under the Laws of any relevant jurisdiction;

1.2.3     company shares or shares of a company is to be construed as a reference to the shares into which that company’s capital is divided;

1.2.4     shares includes shares (acciones, actions), units (participaciones sociales) and any other kind of securities and stake interest in a company;

1.2.5     a reference to “Law” refers to any Law as modified and/or re-enacted from time to time before the date of this Agreement and any subordinate legislation made under the referred Law (as so modified or re-enacted);

1.2.6     a reference to Spanish Code of Commerce refers to Código de Comercio español;

1.2.7     a reference to Spanish Civil Code refers to Código Civil español;

1.2.8     a reference to a “joint and several” obligation or right refers to the concept of solidaridad established under Spanish Law;

1.2.9     a reference to a “several” obligation or right refers to the concept of mancomunidad simple established under Spanish Law;

1.2.10   a reference to “willful misconduct” refers to the concept of dolo established under Spanish Law;

1.2.11   a reference to “gross negligence” refers to the concept of negligencia grave as construed according to Spanish Law;

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1.2.12   a reference to “insolvency” or “bankruptcy” refers to the concept of insolvencia established under Spanish Law or similar concept under the corresponding applicable Laws in those jurisdictions where the Nubiola Group operates;

1.2.13   a reference to “related persons” of a company is to be construed as a reference to any company of its group as set out in Article 42 of the Spanish Code of Commerce and to the duly appointed directors of such company;

1.2.14   unless the context requires otherwise, words in the singular will include the plural and vice versa;

1.2.15   masculine gender will be deemed to include the feminine and neutral and vice versa;

1.2.16   a clause, Recital or Schedule, unless the context otherwise requires, is a reference to a clause or Recital of, or Schedule to, this Agreement;

1.2.17   if a period of time is specified and dates from a given day or the day of an act or event, such period will be calculated exclusive of the said day; and

1.2.18   The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.OBJECT

The object of this Agreement is to establish: (i) the terms and conditions under which the Sellers shall sell, and the Buyer shall, or shall cause one of its Affiliates to acquire, the Shares; and (ii) certain additional undertakings agreed between the Parties.

3.SALE AND PURCHASE OF SHARES

3.1Subject to the terms and conditions of this Agreement and, in particular, subject to the satisfaction of the Conditions, each Seller sells and undertakes to transfer, on the Completion Date, the Shares (each one in respect of the Shares set opposite its name in the chart provided in Schedule 2) to the Buyer (and/or to an Affiliate of the Buyer designated by the Buyer), and the Buyer purchases and undertakes to acquire (and/or to cause an Affiliate of the Buyer to acquire), on the Completion Date, said Shares and pay the Purchase Price.

3.2The Shares shall be transferred with full legal and beneficial title, free from all and any Charges and Encumbrances and together with all rights attaching to them (including, for the avoidance of doubt, any rights to dividends relating to any period prior to Completion).

3.3The Parties acknowledge that it is of the essence for the Buyer (and/or one of its Affiliates) to acquire full legal title to all the Shares (in no event a lower amount) and,

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indirectly, except with respect to Nubiola India Private Limited, to acquire full legal title to the shares of the companies of the Nubiola Group.

4.PURCHASE PRICE

4.1The price to be paid by the Buyer to the Sellers in consideration for the Shares shall be:

4.1.1the Headline Price; minus

4.1.2the Actual Net Financial Debt (if the Actual Net Financial Debt is positive), or plus the absolute value of the Actual Net Financial Debt (if the Actual Net Financial Debt is negative) (as the case may be); minus

4.1.3the (absolute value of) Actual Adjusted Net Working Capital Adjustment Amount (if the Actual Adjusted Net Working Capital Adjustment Amount is negative), or plus the Actual Adjusted Net Working Capital Adjustment Amount (if the Actual Adjusted Net Working Capital Adjustment Amount is positive) (as the case may be)

(the “Purchase Price”).

4.2The Sellers shall, not later than seven (7) Business Days prior to Completion, provide the Buyer with a draft Completion Statement prepared in accordance with the provisions of Schedule 5, setting out the Sellers’ best and good faith estimate of the Estimated Net Financial Debt and the Estimated Adjusted Net Working Capital Adjustment Amount as at the date of Completion and the resulting Initial Consideration (the “First Draft Completion Statement”), along with the records and work papers used to compute and verify the information set forth in such First Draft Completion Statement. Prior to and no later than two (2) Business Days prior to Completion, Buyer will review the First Draft Completion Statement provided by Sellers and shall mutually agree in good faith with Sellers on such First Draft Completion Statement, except that if Buyer and Sellers cannot agree on the statement by the Completion Date, then the First Draft Completion Statement provided by Sellers will be used for purposes of this clause 4, subject to final resolution pursuant to clause 5.

4.3At Completion, the Buyer shall pay to:

4.3.1the Sellers an amount in cash equal to the Initial Consideration minus the General Escrow Amount minus the Specific Escrow Amount and minus the Non-Operating Real Estate Deferred Price, by transfer of funds for same day value in accordance with the provisions of clause 24.7;

4.3.2the General Escrow Amount by transfer of funds for same day value to the General Escrow Account;

4.3.3the Specific Escrow Amount by transfer of funds for the same day value to the Specific Escrow Account; and

4.3.4the Non-Operating Real Estate Deferred Price by transfer of funds for the same day value to the bank accounts indicated in Schedule 3.

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4.4The Initial Consideration will be subject to adjustment as set out in clause 5.

4.5Prior to or at the Completion, the Sellers shall pay off, or cause to be paid off, the Indebtedness set forth on Schedule 14.

5.POST-COMPLETION ADJUSTMENT

5.1No later than ninety (90) days after Completion, the Buyer shall deliver to the Sellers a draft Completion Statement prepared in accordance with and in the form set out in Schedule 5 (the “Second Draft Completion Statement”), along with the records and work papers used to compute and verify the information set forth in such Second Draft Completion Statement.

5.2Once the Final Completion Statement has been prepared and finalised in accordance with and in the form set out in Schedule 5, the Parties will adjust the Initial Consideration in accordance with the following:

5.2.1If the Actual Net Financial Debt:

(a)exceeds the Estimated Net Financial Debt, the Sellers shall, jointly and severally, pay the Buyer an amount equal to such excess; or

(b)is less than the Estimated Net Financial Debt, the Buyer shall pay the Sellers an amount equal to such shortfall,

5.2.2If the Actual Adjusted Net Working Capital:

(a)exceeds the Estimated Adjusted Net Working Capital, the Buyer shall pay the Sellers an amount equal to such excess; or

(b)is less than the Estimated Adjusted Net Working Capital, the Sellers shall, jointly and severally, pay the Buyer an amount equal to such shortfall.

5.2.3Payments made by the Sellers or the Buyer pursuant to clauses 5.2.1 and 5.2.2 shall be made by transfer of funds for same day value in accordance with the provisions of clause 24.7, within five (5) Business Days of the Determination Date without set off, deduction or withholding (except as required by Law or by this Agreement).

5.2.4The amounts (if any) payable by the Sellers or the Buyer pursuant to clauses 5.2.1 and 5.2.2 shall, unless otherwise agreed by the Parties, be set off against each other so that only any balance payable shall be paid on any date on which a payment is to be made pursuant to clause 5.2.3.

5.2.5In no event will the aggregate liability of any Seller under this clause 5 exceed his, her or its pro rata portion of the Purchase Price.

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6.ALLOCATION OF PURCHASE PRICE

6.1The Buyer and Seller agree to allocate the Initial Consideration in the following manner: (i) 52% of the Initial Consideration is allocated to the Shares in Vhem; (ii) 7% of the Initial Consideration is allocated to the Shares in Dibon; and (iii) 41% of the Initial Consideration is allocated to the Shares in Ivory. The Initial Consideration shall be paid to the Sellers in the percentages set out in Schedule 2, where the calculation of each Seller’ applicable percentage of (i) the Initial Consideration, (ii) the General Escrow Amount, and (iii) the Specific Escrow Account, is included.

6.2The Buyer and Seller agree that any adjustment to the Initial Consideration in accordance with clause 5 shall be allocated to the Shares in Vhem, Dibon and Ivory respectively in accordance with the percentages set out in clause 6.1.

7.CONDITIONS

7.1Each of the Buyer’s and Sellers’ obligation to effect the Completion is conditional on the following condition:

7.1.1the German competition authorities (the “Merger Control Authorities”) having either (i) confirmed the lack of a filing requirement, or (ii) explicitly (through decision) or tacitly (through expiry of the applicable review period) approved without conditions and limits the transaction contemplated in this Agreement (together the “Merger Control Condition”).

7.2The Buyer’s obligation to effect the Completion is conditional on the following conditions:

7.2.1the Sellers having delivered to the Buyer payoff letters, other instruments as may be requested by the Buyer and written evidence of the extinguishment and payoff by the Sellers of the Indebtedness of the companies of the Nubiola Group and all Charges and Encumbrances related thereto that is specifically described in Schedule 14, in each case in form and substance reasonably satisfactory to the Buyer;

7.2.2there having been no Material Adverse Change since the date of this Agreement;

7.2.3the Hedging Contracts shall have been terminated prior to the Completion Date and reasonably satisfactory evidence of such termination shall have been provided to Buyer; and

7.2.4Part 1, clauses (1) through (5), and Parts 2 and 3 with respect to clauses (1) through (5), in each case, of the Prior Reorganization shall have been completed.

7.3In relation to the satisfaction of the Merger Control Condition, the Parties agree as follows:

7.3.1The Buyer undertakes to prepare any filings required to be made under the Merger Control Condition, to submit any such filings to the Merger Control Authorities as soon as reasonably practicable.

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7.3.2Each of the Buyer and Sellers undertakes to submit to the Merger Control Authorities as soon as reasonably practicable any information and documentary material that may be reasonably requested by such Merger Control Authorities to such Party in relation to its consideration of any notification or filing made pursuant to the Merger Control Condition (the “Filings”).

7.3.3The Sellers shall cooperate and cause any of the companies of the Nubiola Group to cooperate with the Buyer in order to obtain the authorisation including the provision of all the information required to prepare any filings or any documents necessary in connection thereto.

7.3.4Each of the Buyer and Sellers shall: (a) keep the other Party informed regarding the progress towards satisfaction of the Merger Control Condition, (b) promptly provide the other Party with copies of any communications from any Merger Control Authority in relation to the Filings, provided that materials may be provided to external counsel only and/or redacted as necessary to comply with the relevant Party’s contractual arrangements, and as necessary to address reasonable legal professional privilege, personal privacy, or business proprietary concerns and (c) provide, upon request of the other Party, all the information and support required by any entity, authority or organization in this respect.

7.4The Sellers shall notify the Buyer and the Buyer shall notify the Sellers, in each case in writing:

7.4.1promptly upon becoming aware that a Condition has been satisfied;  and

7.4.2as soon as reasonably practicable after becoming aware of a fact or circumstance that might prevent a Condition being satisfied or a Condition not continuing to be satisfied;

7.5This Agreement may be terminated in writing by either Buyer or Sellers, if the Completion shall not have occurred by 5.00 p.m. on the Longstop Date, unless such failure is due to the failure of the Party or Parties seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such Party or Parties at or before the Completion. In the event of a termination of this Agreement for any reason, this Agreement shall thereafter become void and have no force or effect, and no Party shall have any liability to any other Party or its directors, managers, shareholders, equityholders, members, officers, employees, agents, Affiliates, successors and assigns other than pursuant to the Surviving Provisions and except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

8.INTERIM PERIOD

8.1The Sellers undertake and shall procure that the Companies and the rest of the companies of the Nubiola Group will be managed in the ordinary course of business consistent with current practice between the date hereof and the Completion Date.

8.2In particular, the Sellers undertake and shall procure that from the date hereof and until the Completion Date the Companies and the rest of the companies of the Nubiola Group

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will not, except with the Buyer’s prior written consent, take the actions set out in Schedule 9.

8.3From and after the date of this Agreement and until the Completion Date or the earlier termination of this Agreement, Sellers will cause the companies of the Nubiola Group to permit Buyer or its representatives (including legal counsel and accountants), upon reasonable advance notice, to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the companies of the Nubiola Group, to the employees, officers, representatives and counsel of the companies of the Nubiola Group and the premises, properties, books, records (including Tax records), contracts and documents of or pertaining to the companies of the Nubiola Group, in each case, as shall be mutually agreed by the Buyer and the Sellers’ Representatives. The Sellers undertake to and shall procure that the Companies shall deliver to the Buyer on a monthly basis an overview of the cash position of each of the companies of the Nubiola Group in EURO (converted as the case may be from the applicable local currency at the date of such overview) (the “Monthly Information”). In addition, the Sellers shall provide access to management during normal working hours and in a manner so as not to interfere with the normal business operations of the companies of the Nubiola Group, and the support that management shall provide to the Sellers and to the Companies to carry out all actions contemplated in this Agreement until Completion. The Sellers shall provide the Buyer with the same management information and documentation periodically provided to the members of the administrative body of any of the companies of the Nubiola Group.

8.4The Sellers shall effect and finalize the Prior Reorganisation prior to the Completion in accordance with the terms set out in Schedule 3. Except for those steps that, in accordance with Schedule 3, will only take place on the Completion Date, the Sellers shall implement the Prior Reorganisation as soon as possible, keep the Buyer informed of the status of the Prior Reorganisation and, ten (10) calendar days before execution, provide the Buyer for its review and reasonable comments the final drafts of the Prior Reorganisation documents. The Sellers shall reflect in such documents any reasonable comments which the Buyer may timely make (insofar as these comments are relevant from any company of the Nubiola Group’s perspective) and such documents shall be in form and substance reasonably acceptable to the Buyer (such acceptance not to be unreasonably withheld or delayed).

8.5The Sellers shall notify the Buyer of any development causing a breach of any of the Sellers’ Representations and Warranties or a Material Adverse Change. No written notification pursuant to this clause 8.5, however, shall be deemed to amend or supplement the Disclosure Letter, to qualify the Sellers’ Representations and Warranties, or to cure any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. The written notification pursuant to this clause 8.5 shall have no effect on clause 7 (Conditions), clause 15 (Rules on Liability) or clause 9 (Completion) hereof. For the avoidance of doubt, the liability of the Sellers with respect to a breach of the first sentence of this clause 8.5 shall be capped at the General Escrow Amount.

8.6The Sellers will cause (i) Nubiola Colombia Pigmentos, S.A. to transfer to Vhem and Ivory via dividend no later than five (5) Business Days prior to the Completion all Cash held by such company that exceeds the amount indicated for such company in Schedule

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15; and (ii) Ivory to transfer to its shareholders via dividend all Cash held by such company that exceeds the amount indicated for such company in Schedule 15. All Cash held by each company in the Nubiola Group as of Completion which exceeds the amount for such company set forth in Schedule 15 shall be referred to herein as the “Non-Transferred Restricted Cash”. Twenty-five percent (25%) of the Non-Transferred Restricted Cash shall constitute Indebtedness for purposes of clause 5 of this Agreement. Notwithstanding the above, for a period of ninety (90) calendar days after the Completion Date, Sellers may, at Sellers’ sole cost and expense, develop a plan, reasonably acceptable to Buyer, to enable Buyer to transfer any such Non-Transferred Restricted Cash and Buyer shall use its commercially reasonable efforts to effect the transfers of Non-Transferred Restricted Cash to Vehm contemplated by Sellers’ plan; provided that Sellers shall pay all costs and expenses incurred by Buyer or any of the companies of the Nubiola Group in connection therewith and each of the Sellers shall, jointly and severally, be liable to and indemnify, defend, hold harmless and keep indemnified the Buyer Indemnified Persons for any and all Damages suffered or incurred by any one of them, including any Taxes or other costs, arising out of Sellers’ plan and any actions taken in connection therewith.  If, as a result of such actions, any Non-Transferred Restricted Cash is transferred to Vehm and the actual costs or Taxes incurred in actually transferring to Vhem such Non-Transferred Restricted Cash are in the aggregate lower than twenty-five percent (25%), the Buyer shall pay to the Sellers the difference between (a) the actual cost and Taxes of transferring the Non-Transferred Restricted Cash to Vhem and (b) twenty-five percent (25%) of the Non-Transferred Restricted Cash. For the avoidance of doubt, the Parties acknowledge and agree that the Sellers shall pay or cause to be paid all withholding Taxes for all of the cash transfers contemplated by this clause 8.6 at the time of the transfer.  If, for any reason, such withholding Taxes are not paid on or before Completion, such amount and any associated Damages shall be covered by the General Escrow Amount and subject to replenishment as provided in the Escrow Agreement.

8.7During the period beginning on the date of this Agreement and ending on the earlier of the consummation of the Transactions contemplated hereby or the termination of this Agreement, the Sellers and the Companies shall, and shall cause the companies of the Nubiola Group and their respective Affiliates, officers, directors, managers, employees, representatives, advisors and consultants to, (a) work exclusively with the Buyer in connection with the purchase and sale of the Shares, the Business and the assets of the companies of the Nubiola Group and immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than the Buyer) conducted heretofore with respect thereto and (b) refrain, either directly or indirectly, from (i) soliciting offers from any person other than the Buyer to acquire all or any part of the Shares, the Business or the assets of the companies of the Nubiola Group, (ii) offering all or any part of the Shares, the Business or the assets of the companies of the Nubiola Group as an acquisition candidate or through license to any person other than the Buyer, (iii) providing access to the properties, books, records, financial statements, Contracts and documents of any company of the Nubiola Group or the Business (except as required under existing Material Contracts or as otherwise required by Law), (iv) re-engaging in any previous discussions or negotiations with any third parties with respect to any possible sale of the Shares, the Business or the assets of the companies of the Nubiola Group and (v) otherwise cooperating in any way with, or assisting or participating in, facilitating or encouraging, any effort or attempt by any other person

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to do or seek any of the foregoing. Sellers and the Companies shall not, and shall cause the companies of the Nubiola Group and their respective Affiliates, officers, directors, managers, employees, representatives, advisors and consultants not to, release any third party from the confidentiality and standstill provisions of any Contract to which the Sellers, the companies of the Nubiola Group or their respective Affiliates, officers, directors, managers, employees, representatives, advisors or consultants is a party.

8.8The Sellers and the Companies shall notify the Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Sellers, any company of the Nubiola Group or any of their respective Affiliates, officers, directors, managers, employees, representatives, advisors or consultants of any proposal or offer (or any modification or amendment thereto) from any person other than the Buyer to effect a purchase and sale or license of the Shares, the Business or the assets of the companies of the Nubiola Group, or any request for non-public information relating to the companies of the Nubiola Group for access to the properties, books, records, financial statements, Contracts or documents of any company of the Nubiola Group or the Business (except as required under existing Material Contracts or as otherwise required by Law) by any person other than the Buyer.  Such notice shall set forth (a) the identity of the person making the proposal or offer, intending to make a proposal or offer or requesting such non-public information or access, as the case may be, and (b) the material terms of any such proposal, offer or request (or any modification or amendment thereto), and copies of all such written proposals, offers and requests (and amendments or modifications thereto) shall be appended to such notice.

8.9The Sellers and the Companies shall use reasonable best efforts to maintain the Non-Competition Agreements in full force and effect through the Completion Date and which will continue to remain in effect after the Completion in accordance with their respective terms.

8.10From and after the date hereof, Sellers and the Companies shall, and shall cause the companies of the Nubiola Group, to cease all payments to consultants located in India.

8.11The Sellers and the Companies shall use their respective reasonable best efforts to cause the companies of the Nubiola Group to amend all loans, promissory notes (including without limitation pagarés) and other financial instruments made to present or former employees of the companies of the Nubiola Group in Colombia and any other third party so that, as of the Completion, such loans, promissory notes and other financial instruments fully comply with applicable Law, including without limitation Laws applicable to interest rates or financial Laws applicable to lending transactions performed by non-financial entities.

8.12Prior to Completion, the Sellers and the Company shall terminate or cause to be terminated all of the contracts listed on Appendix 14.3 to Schedule 7 (collectively, the “Hedging Contracts”) and shall provide evidence of such termination reasonably satisfactory to Buyer.

8.13For a period of five (5) Business Days after the signing of this Agreement, Buyer shall have the opportunity to review the Appendices to Schedule 7 to confirm that the information contained therein is consistent with the information contained in folder 17 of the Data Room as of 1:59 p.m. (EST) on April 24, 2015 (the “Cut-Off Date”) and

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based on such review, the Buyer can, at its option, require the Appendices to Schedule 7 to be updated to reflect any information that was contained in folder 17 of the Data Room through the Cut-Off Date (the "First Set of Disclosure Documents").  With respect to any information added to folder 17 of the Data Room after the Cut-Off Date or any information contained on the Appendices to Schedule 7 but not contained in folder 17 on the Cut-Off Date (the "Second Set of Disclosure Documents"), the Buyer will have an opportunity to review such information during this five (5) Business Day review period and require, at its option and if applicable, that the Appendices to Schedule 7 be updated to reflect such information; provided, that any Damages incurred by any Buyer Indemnified Persons with respect to the matters disclosed in such information shall be subject to the General Indemnity (and for the avoidance of doubt, without the Sellers being obliged to replenish the General Escrow Account), except for any Damage arising from any documents relating to Colores Hispania, S.A.U which shall be indemnified under the Prior Reorganisation Indemnity. Sellers shall, and shall cause the companies of the Nubiola Group, to act in good faith to assist Buyer in completing its review provided above as promptly as practicable.

8.14The Parties agree that the First Set of Disclosure Documents, the Second Set of Disclosure Documents and the Data Room will be recorded and deposited before a Notary Public by means of the delivery of CD ROMs/Hard Disks that contain such information to the Notary Public of Barcelona Mr. Miguel Angel Campo Güerri. Such information will be included and recorded in a ("Acta de Protocolización") which will be granted the day after the expiry of the five (5) Business Days referred to in clause 8.13.

8.15The Parties shall prepare a Spanish translation of the Pledge Agreement, which is an exhibit to the Escrow Agreement, no later than ten (10) Business Days prior to Completion.

9.COMPLETION

9.1Completion shall take place at the Barcelona office of the Seller’s lawyers at Avda. Diagonal, 682, 13th Floor, Barcelona, Spain, on the date which is the last Business Day of the month of such date falling seven (7) Business Days after the date on which the last of the Conditions is satisfied or at such other time and on such other date as the Parties may agree in writing (the “Completion Date”).

9.2At Completion, the Sellers and the Buyer shall use commercially reasonable efforts to satisfy all Conditions and to do or cause to be done all things required of them, respectively, as set forth, in Schedule 8.

9.3If upon fulfillment and/or waiver of the Conditions (to the extent permissible under applicable Law), the Completion does not take place on the Completion Date because any of the Sellers fails to comply with any of its obligations under this Agreement, including the Schedules hereto, the Buyer may, by notice made to the Sellers:

9.3.1postpone Completion to a date not more than twenty (20) Business Days after the Completion Date; or

9.3.2demand compliance of the Agreement; or

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9.3.3terminate this Agreement, whereby the Buyer’s further rights and obligations under this Agreement, other than pursuant to the Surviving Provisions, shall cease immediately, but such cessation and termination shall not affect the Buyer’s accrued rights and liabilities in relation to compensation for non-performance of any obligation under this Agreement falling due for performance prior to such cessation and termination.

9.4If upon fulfillment and/or waiver of the Conditions (to the extent permissible under applicable Law), the Completion does not take place on the Completion Date because the Buyer fails to comply with any of its obligations under this Agreement, including the Schedules hereto, the Sellers may, by notice made to Buyer:

9.4.1postpone Completion to a date not more than twenty (20) Business Days after the Completion Date; or

9.4.2demand compliance of the Agreement; or

9.4.3terminate this Agreement, whereby the Sellers’ further rights and obligations under this Agreement, other than pursuant to the Surviving Provisions, shall cease immediately, but such cessation and termination shall not affect the Sellers’ accrued rights and liabilities in relation to compensation for non-performance of any obligation under this Agreement falling due for performance prior to such cessation and termination.

9.5Notwithstanding the above, in the event that the Sellers have been unable to complete the Prior Reorganization but, according to clause 9.1, Completion should otherwise take place on 29 May 2015, the Sellers by giving notice to the Buyer no later than 22 May 2015 shall be entitled to postpone Completion until 30 June 2015.

10.INDEBTEDNESS AND GUARANTEES

10.1On Completion (i) all indebtedness owing immediately before Completion from any Seller, any member of any Seller’s Group or any Affiliate of any of the Sellers, including the companies of the Nubiola Group, to a company of the Nubiola Group shall have been satisfied and paid off by Sellers in full together with all interest accruing on it up to (but excluding) Completion; and (ii) all guarantees or indemnities granted by any Seller, any member of any Seller’s Group or any Affiliate of any of the Sellers to a company of the Nubiola Group shall have been cancelled in full. Full particulars of such indebtedness and guarantees or indemnities are set out in Schedule 10 and Appendix 11.14;

10.2The Sellers guarantee to the Buyer that at Completion:

10.2.1there is no indebtedness owing from any company of the Nubiola Group to any Seller or any member of any Sellers’ Group, including the companies of the Nubiola Group;

10.2.2there are no guarantees or indemnities given by any company of the Nubiola Group in respect of any liability or obligation of any Seller, any member of the Seller’s Group or any Affiliate of any Seller; and

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10.2.3there are no guarantees or indemnities given by any Seller, member of the Seller’s Group or Affiliate of any Seller in respect of any liability or obligation of any company of the Nubiola Group.

11.ESCROW

11.1On Completion, the Parties shall enter into the Escrow Agreement.

11.2The General Escrow Account and the Specific Escrow Account will be opened and the General Escrow Amount and the Specific Escrow Amount and interest accruing on them will be applied in accordance with the provisions of the Escrow Agreement.

12.REPRESENTATIONS AND WARRANTIES

12.1Sellers’ Representations and Warranties

12.1.1Each Seller represents and warrants to Buyer (a) in the case of statements in the following clauses relating solely to the Shares, only in respect of such Shares being transferred by such Seller and (b) in respect of all other of the following statements, the Sellers acting jointly: that each of the statements set out in clauses 1 (Capacity and Authority), 2  (No Conflict), 3 (No Approvals) and 4 (Title to the Shares) of Schedule 7 is on the date hereof and will on the Completion Date be true, complete and accurate;

12.1.2All Sellers, acting jointly, represent and warrant to the Buyer that each of the statements set out in all other clauses of Schedule 7 is on the date hereof and will on the Completion Date be true, complete and accurate.

12.1.3The Sellers’ Representations and Warranties are the only representations and warranties, expressed or implied, made by the Sellers to the Buyer in relation to this Agreement and the transfer of the Shares, and they are made in the manner referred to in clauses 12.1.1 and 12.1.2 above.

12.1.4The Parties agree to expressly disable the legal regime applicable to claims for indemnification regarding claims for hidden vices and defects (saneamiento por vicios ocultos) under Spanish law.

12.2 Sellers’ undertakings

The Sellers undertake to the Buyer, that the Sellers:

(a)have no rights against; and

(b)waives any claim it may have against,

any company of the Nubiola Group and any employee, director, agent, officer or adviser of the Nubiola Group on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein.

12.3Buyer’s Representations and Warranties

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The Buyer represents and warrants to the Sellers that each of the statements set out in Schedule 6 is on the date hereof and will on the Completion Date be true, complete and accurate.

13.Intentionally Omitted.

14.Intentionally Omitted.

15.RULES ON LIABILITY

15.1Indemnification by the Sellers

15.1.1Breach of Sellers’ Representations and Warranties

(a)The Sellers shall be liable to and shall indemnify, defend, hold harmless and keep indemnified the Buyer Indemnified Persons for any and all Damages caused by a breach of the Sellers’ Representations and Warranties, it being understood that:

(i)in respect of a breach of the Sellers’ Representations and Warranties set out in clauses 1 (Capacity and Authority), 2 (No Conflict), 3 (No Approvals) and 4 (Title to the Shares) of Schedule 7, relating solely to the Shares, only the Seller who has made such Sellers’ Representations and Warranties shall be liable vis-à-vis the Buyer Indemnified Persons; and

(ii)in respect of a breach of the Sellers’ Representations and Warranties set out in the other clauses of Schedule 7, each of the Sellers shall, severally and on a pro rata basis according to its respective stake in the Nubiola Group as identified in the column set opposite its name in Schedule 2, be liable vis-à-vis the Buyer Indemnified Persons.  For the avoidance of doubt, the Parties acknowledge and agree that the Buyer does not need to establish liability against each of the Sellers (notwithstanding the fact that such Sellers’s liability is pro rata according to its respective stake in the Nubiola Group as identified in the column set opposite its name in Schedule 2) in order to obtain recourse from the General Escrow Amount.

15.1.2General Indemnity

Each of the Sellers shall severally and on a pro rata basis according to its respective stake in the Nubiola Group as identified in the column set opposite its name in Schedule 2 be liable to and indemnify, defend, hold harmless and keep indemnified the Buyer Indemnified Persons for any and all Damages suffered or incurred by any one of them arising out of the items set forth on Schedule 13, in accordance with and subject to the terms of Schedule 13 and clause 15 (the “General Indemnity”).  For the avoidance of doubt, the Parties acknowledge and agree that the Buyer does not need to establish liability against each of the Sellers (notwithstanding the fact that such Sellers’s liability is pro rata according to its respective stake in the Nubiola Group as identified in the

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column set opposite its name in Schedule 2) in order to obtain recourse from the General Escrow Amount.

15.1.3Prior Reorganisation Indemnity

Each of the Sellers shall, jointly and severally, be liable to and indemnify, defend, hold harmless and keep indemnified the Buyer Indemnified Persons for any Damages incurred or suffered by any of them arising out of the Prior Reorganisation, in accordance and subject to the terms of clause 15 (the “Prior Reorganisation Indemnity”). The transactions contemplated by the Prior Reorganisation are for the benefit of Sellers. The Buyer and its Affiliates (including the companies of the Nubiola Group after the Completion) have agreed to undertake the obligations contemplated by the Prior Reorganisation solely as an accommodation to the Sellers.  The Parties acknowledge and agree that the intent of this indemnity is to fully protect and insulate Buyer and its Affiliates (including the companies of the Nubiola Group after the Completion) from all liabilities and Damages (including any Tax liability) of any kind related to these transactions and is intended to compensate the Buyer and its Affiliates (including the companies of the Nubiola Group after the Completion) from any and all amounts that Buyer and its Affiliates pay or incur with respect to the Prior Reorganisation, whether before or after the Completion (i.e., all risk of any kind arising from the Prior Reorganisation, including the transactions contemplated thereby and the entities involved is the responsibility of the Sellers), and this provision shall be interpreted to give full effect to this intent.

15.1.4Specific Indemnity

Each of the Sellers shall severally and on a pro rata basis according to its respective stake in the Nubiola Group as identified in the column set opposite its name in Schedule 2 be liable to and indemnify, defend, hold harmless and keep indemnified the Buyer Indemnified Persons for any and all Damages suffered or incurred by any one of them arising out of the Other Specific Indemnifiable Matters, in accordance with and subject to the terms of clause 15 (the “Specific Indemnity”).  For the avoidance of doubt, the Parties acknowledge and agree that the Buyer does not need to establish liability against each of the Sellers (notwithstanding the fact that such Sellers’s liability is pro rata according to its respective stake in the Nubiola Group as identified in the column set opposite its name in Schedule 2) in order to obtain recourse from the Specific Escrow Amount.

15.1.5Other Undertakings or Obligations

In respect of any breach of any other obligation or undertaking under this Agreement by a Seller (which, for the avoidance of doubt, shall not include any breach of the Sellers’ Representations and Warranties or any indemnification obligations under the General Indemnity, Specific Indemnity  or the Prior Reorganisation Indemnity), only the Seller who has breached such obligation or undertaking obligation shall be liable vis-à-vis the Buyer Indemnified Persons and any breach of any other obligation or undertaking under this Agreement by Sellers (notwithstanding the fact that such Sellers’s

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liability is pro rata according to its respective stake in the Nubiola Group) or any Company, the Sellers shall, jointly and severally, be liable vis-à-vis the Buyer Indemnified Persons.

15.1.6Escrows

The Buyer Indemnified Persons shall have recourse to the General Escrow in the case of clauses 15.1.1, 15.1.2, 15.1.3, 15.1.4 and 15.1.5 and to the Specific Escrow in the case of clause 15.1.4.  The Buyer Indemnified Persons recourse to the General Escrow under clauses 15.1.1(a)(ii) and 15.1.2 shall be the Buyer Indemnified Persons sole source of recovery.

15.2Indemnification by the Buyer

The Buyer shall be liable to and indemnify, defend, hold harmless and keep indemnified the Sellers for any Damage caused by a breach of (i) the Buyer’s Representations and Warranties, or (ii) any other obligation or undertaking of the Buyer under this Agreement, whether directly or indirectly arising, incurred or suffered by the Sellers.

15.3Time limitation for claims

15.3.1The Sellers’ liability and indemnification obligations for a breach of the Sellers’ Representations and Warranties will terminate (a) in respect of the Sellers’ Representations and Warranties set out clauses 6 (Share capital), 7 (Subsidiaries and Affiliates in the Nubiola Group), 20 (Tax), 21 (Employment and Social Security) and 22 (Permits, Licenses and Authorizations) of Schedule 7 on the date which is three (3) months after the end of the relevant period under the applicable statute of limitations, as extended, (b) in respect of the Sellers’ Representations and Warranties set out in clause 23 (Environmental Law) of Schedule 7 on the date which is seven (7) years after Completion, and (c) in respect of all other Sellers’ Representations and Warranties on the date which is two (2) years after Completion; provided, however, that the Sellers’ liability for a breach of the Sellers’ Representations and Warranties set out in clauses 1 (Capacity and Authority), 2 (No Conflict), 3 (No Approvals), 4 (Title to the Shares) has no time limit. The Sellers’ liability and the indemnification obligations regarding the General Indemnity and the Specific Indemnity will terminate on the date which is seven (7) years after Completion Date.  The Prior Reorganisation Indemnity shall have no time limit.

15.3.2For the sake of clarity, notification of a claim to Sellers under the terms of this Agreement shall suspend the periods specified in clause 15.3.1 above regarding a claim made within such time period until final resolution of the claim, and, if applicable, the corresponding payment to the Buyer is made.

15.4Quantitative limits

15.4.1Capped liability

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(a)Notwithstanding anything to the contrary contained in this clause 15, no liabilities of any Seller pursuant to clause 15 shall exceed its pro rata share of the Purchase Price.

(b)Notwithstanding anything to the contrary contained in this clause 15, the maximum aggregate limit on the liability of all of the Sellers for a breach of the Sellers’ Representations and Warranties and for the indemnification obligations under the General Indemnity shall be equal to the aggregate sum of the General Escrow Amount (as the case may be after replenishment in accordance with the provisions of the Escrow Agreement).

(c)However, the maximum limit on liability set forth in the preceding paragraph does not apply to any liability for a breach of the Sellers’ Representations and Warranties set out in clauses 1 (Capacity and Authority), 2 (No Conflict), 3 (No Approvals), 4 (Title to the Shares), 5.1 (Incorporation and capacity), 6 (Share Capital) and 7 (Subsidiaries and Affiliates in the Nubiola Group) of Schedule 7  which is capped at the amount of the Purchase Price.

(d)Without prejudice to the capped liability set forth in the preceding paragraphs, the maximum aggregate limit on liability of all the Sellers for any breach of this Agreement (including a breach of Sellers’ Representations and Warranties, any indemnification obligations under the General Indemnity and the Specific Indemnity, and any other provisions under this Agreement or under the Escrow Agreement) is capped at the amount of the Purchase Price, with the sole exception of the Prior Reorganisation Indemnity, which is uncapped, and in no event will the aggregate liability of any Seller exceed his, her or its pro rata portion of the Purchase Price (with the sole exception of Prior Reorganisation Indemnity, which is uncapped).

(e)Notwithstanding the maximum limit on liability set forth in this clause 15, the maximum aggregate limit on the liability of all the Sellers for the indemnification obligations under the Specific Indemnity shall be equal to the aggregate sum of the Specific Escrow Amount.

15.4.2Deminimis and basket

(a)The Sellers will not be liable in respect of any single Damage for breaches of the Sellers’ Representations and Warranties (and such Damage will be disregarded for all purposes) unless the amount of that Damage should exceed thirty-five thousand euro (EUR 35,000) (the “Deminimis Amount”), in which case the Sellers will be liable for the entire amount and not only for the excess.

(b)If more than one Damage for breaches of the Sellers’ Representations and Warranties arises from or is caused by the same or substantially the same matters or circumstances (even if those matters or circumstances involve different individual or entities) and the aggregate amount of

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Damages for breaches of the Sellers’ Representations and Warranties in respect of such matters or circumstances is equal to or exceeds thirty-five thousand euro (EUR 35,000), the provisions of clause 15.4.2(a) will not apply to any such individual Damage.

(c)The Sellers will not be liable in respect of any single Damage for breaches of the Sellers’ Representations and Warranties unless the aggregate amount of Damages (other than a Damage that does not exceed the Deminimis Amount, without prejudice to the provisions of clause 15.4.2(b)) exceed five hundred thousand euro (EUR 500,000) (the “Basket”), in which case the Sellers will be liable for the entire amount of damages from euro one (EUR 1) rather than the excess over the Basket. Once the Basket has been reached, the Sellers shall be liable in respect of the Damages that arise after such date irrespective of the amount.

(d)The Deminimis Amount and the Basket shall not be applicable to any liability for (i) a breach of the Sellers’ Representations and Warranties set out in clauses 1 (Capacity and Authority), 2 (No Conflict), 3 (No Approvals), 4 (Title to the Shares), 5.1 (Incorporation and capacity), 6 (Share Capital) and 7 (Subsidiaries and Affiliates in the Nubiola Group) of Schedule 7, (ii) the General Indemnity, (iii) the Prior Reorganisation Indemnity, (iv) the Specific Indemnity and (v) any other breach of an obligation or undertaking of the Sellers under this Agreement.

15.5Other Limitations of liability

15.5.1The Sellers shall not be liable to the Buyer for a breach of the Sellers’ Representations and Warranties and the indemnification obligations under the General Indemnity to the extent that the Damage has been taken into account for the determination of the Final Completion Statement and in order to avoid double-counting such Damage.

15.5.2Recovery from third parties – insurance

If:

(a)a Seller makes a payment or the Buyer receives an amount from the funds deposited in the Escrow Account in respect of a claim for breach of the Sellers’ Representations and Warranties (the “Damages Payment”); and

(b)within two (two) years after the making of such payment any company of the Nubiola Group or the Buyer receives any sum under any applicable insurance policy in place prior to the Completion which would not have been received but for the matter or circumstance giving rise to that claim (the “Third Party Sum”); and

(c)the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

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(d)the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Buyer or the relevant company of the Nubiola Group in full for the loss or liability which gave rise to the claim in question (such excess being the “Excess Recovery”), the Buyer shall, following receipt of the Third Party Sum by it or the relevant company of the Nubiola Group, repay to such Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Buyer or the relevant company of the Nubiola Group in recovering the Third Party Sum and any and all Tax payable by the Buyer or a company of the Nubiola Group by virtue of its receipt.

15.5.3Tax Savings

Any amount for which the Sellers would otherwise have been liable in respect of any breach of the Sellers’ Representations and Warranties or indemnification obligations under the General Indemnity or the Prior Reorganisation Indemnity will be reduced by the amount of any net cash Tax Savings actually realized by the relevant company of the Nubiola Group arising from the Damages in respect of which such claim has been made. For the purposes of this clause 15.5.3, Tax Savings means the amount of any reduction in cash Taxes paid (other than with respect to estimated Taxes) realized by the relevant company of the Nubiola Group, which shall be calculated by measuring the difference between the amount of Taxes the relevant company of the Nubiola Group would have paid without taking into account any deductions, credits, losses or other Tax attributes resulting from the occurrence of the matter or circumstance giving rise to the Damages and the amount of Taxes that the relevant company of the Nubiola Group actually pays taking into account any deductions, credits, losses or other Tax attributes resulting from the occurrence of the matters or circumstances giving rise to the Damages assuming such deductions, credits or losses are the last item of deduction or loss on any Tax Return, in the same financial year or within the three (3) financial years immediately after the occurrence of the matter or circumstance giving rise to the Damages has taken place (“Tax Savings”). If permitted by the relevant Tax regulations, the relevant company of the Nubiola Group will use its reasonable best efforts to enjoy such Tax Savings.

15.6Nature of the indemnification payments

Where possible, the payments made by the Sellers to the Buyer, or by one Seller to the other Sellers, under this clause or under clause 5 shall be considered a reduction of the Purchase Price.

15.7Payment obligation

15.7.1Other than in respect of payments which are the subject of the Escrow Agreement, for which the terms of the Escrow Agreement shall prevail, a Party obliged to indemnify the other Party in accordance with the terms of this

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Agreement shall do so within ten (10) Business Days of the date on which an agreement is reached between the Parties or a Ruling is rendered on the claim.

15.7.2Damages incurred by any company of the Nubiola Group will be deemed to have been incurred by the Buyer Indemnified Persons in the same amount. The Sellers shall, at the direction of the Buyer, pay the Buyer Indemnified Persons an amount equal to the Damages.

15.8Knowledge of the Buyer

The right of the Buyer Indemnified Persons to indemnification, payment of any Damages or other remedy based on the representations, warranties, obligations, undertakings and covenants of the Companies and the Sellers pursuant to this Agreement or any Transaction Documents or other agreements entered into in connection herewith shall not be limited or affected by any investigation or review of the companies of the Nubiola Group conducted by Buyer or by its accountants, counsel or other representatives prior to the Completion (including the Due Diligence), nor any knowledge acquired (or capable of being acquired) at any time, whether before or after execution of this Agreement or the Completion Date (including through the Due Diligence), with respect to the accuracy of or compliance with any such representations, warranties, obligations, undertakings or covenants.

15.9Claims procedure

15.9.1Direct claim

(a)Notification of claim

If a Party (the “Non Defaulting Party”) has actual knowledge of a claim that gives rise to an indemnification obligation by the other Party (the “Defaulting Party”) under the Sellers’ Representations and Warranties or the Buyer’s Representations and Warranties or for non-compliance of any commitments undertaken in this Agreement or otherwise pursuant to the terms of this Agreement, it shall inform the Defaulting Party within thirty (30) days of obtaining such actual knowledge specifying that matter or circumstance in reasonable detail to the extent known.

Any failure by the Non-Defaulting Party to give notice as contemplated by this clause 15.9.1(a) in relation to any matter or circumstance will not, for the avoidance of doubt, prevent the Non-Defaulting Party from making any claim arising from that matter or circumstance, but the Defaulting Party shall not be liable for any Damages to the extent that such Damages are increased, or not reduced, as a result of any failure by the Non-Defaulting Party to give notice as contemplated by this clause 15.9.1(a).

(b)Negotiation between the Parties

(i)The Parties shall negotiate in good faith for a period of thirty (30) Business Days counted from the date on which the notice referred to in clause 15.9.1(a) is sent, in an attempt to reach an

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agreement on the existence of liability and the corresponding amount of indemnification to be paid.

(ii)If no agreement is reached, the Defaulting Party shall notify the Non-Defaulting Party in writing, within three (3) Business Days following the end of the negotiation period, as to whether it rejects or acknowledges its liability and, in this latter case, the amount it is obliged to pay.

(iii)If liability is acknowledged, other than in respect of payments which are the subject of the Escrow Agreement, for which the terms of the Escrow Agreement shall prevail, the corresponding amount must be paid by the Defaulting Party within not more than ten (10) Business Days counted from the date on which the latter notice was sent, without prejudice to the right of the Non-Defaulting Party in question to seek the balance of its claim.

(iv)It shall be assumed that liability of the Defaulting Party is not accepted if within the period indicated in sub-clause (ii) above no written notice is sent to the Non-Defaulting Party.

(c)Failure to reach an agreement

If the Parties do not reach an agreement during the negotiation period provided for in sub-clause (b)(ii) above, the Parties shall proceed pursuant to the procedure provided in clause 25. For the avoidance of doubt, the Parties acknowledge and agree that the Buyer may be entitled to bring a claim against the Sellers for a breach of any of the Sellers’ Representations and Warranties or in cases of non-compliance of any commitments undertaken in this Agreement or otherwise pursuant to the terms of this Agreement even if the Damages caused by such breach have not been or cannot be quantified at the time of the claim, but no payment obligation will arise for the Sellers until such Damage has been quantified.

15.9.2Third Party Claims

(a)In the event that any liquidation, claim or action initiated by a third party, including public administrations, takes place (hereinafter, a “Third Party Claim”), that could result in an indemnity obligation of the Sellers, for Damages, the Buyer, promptly following receipt of the Third Party Claim (and, in any event, before one-fourth (1/4) of the time established to reply to the Third Party Claim has elapsed) shall notify the Sellers, of the existence of the Third Party Claim; provided, however, that the failure to provide such notice within such time period will not relieve the Sellers’ obligations hereunder unless such failure materially prejudices the Sellers hereunder.

(b)The Sellers, within a maximum period of ten (10) calendar days as of the receipt of the notification of the Buyer indicated in the above

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paragraph (and, in any event, before two-fourths (2/4) of the time established to reply to the Third Party Claim has elapsed) shall reply to the Buyer in writing indicating if it totally or partially accepts or rejects to assume the responsibility that, if applicable, arises from the Third Party Claim, and if it chooses or not to assume the defense of the relevant company of the Nubiola Group vis-à-vis the Third Party Claim. The Buyer shall only be entitled to retain the defense of the Third Party Claim if the Buyer is not reasonably satisfied with the Sellers’ ability to defend such claim and to satisfy such claim and to pay all associated expenses (including any of the obligations described in the last sentence of clause (l)15.9.2(l)) or the Third Party Claim seeks non-monetary relief or involves criminal matters.

(c)In the event the Sellers assume the defense of the Third Party Claim, the Buyer shall provide them with ready access to all the convenient or necessary documents for defense, and the Buyer shall cause the relevant company of the Nubiola Group to grant, in favour of the persons appointed by the Sellers litigation powers of attorney or powers to carry out any action in relation to the relevant Third Party Claim.

(d)The Sellers shall keep the Buyer timely and constantly informed of all the actions and documentation of the proceeding and, in particular, announcing reasonably in advance the acts that are scheduled and the content of any writs to be submitted on behalf of the relevant company of the Nubiola Group.

(e)If the Sellers assume the defense of the Third Party Claim, they shall cover the costs pertaining to the proceeding, as well as their own expenses, costs and professional fees for advisors, experts, lawyers and procurators. Likewise, the Sellers shall provide the guarantees (bails, deposits, etc.) required to continue with the Third Party Claim proceeding, with total freedom of action (although refraining from performing any action or incurring in any omission that may cause economic, patrimonial or moral damage to the Buyer or to any of the companies of the Nubiola Group).

(f)The Buyer shall have the right to attend the acts scheduled with third parties, to the extent permitted by applicable Laws.

(g)The Sellers shall only be able to accept or settle the Third Party Claim with the prior written consent of the Buyer, and subject to the Sellers’ prior and simultaneously with the transaction or settlement, providing the Buyer with the funds (or, at the Buyer’s own discretion, with sufficient guarantees) or allowing access to the Escrow Amounts that the Buyer and/or the relevant company of the Nubiola Group must satisfy the third party in accordance with the transaction or settlement.

(h)In any event, the Seller’s actions, as applicable, shall not affect the reputation and good name of the Buyer and/or any of the companies of the Nubiola Group of their activities.

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(i)In the event that the Sellers notify the Buyer their refusal to assume the defense of the Third Party Claim or does not reply within the time period indicated above or refrains from acting, or if the Buyer declines to surrender the defense of the Third Party Claim as provided in clause 15.9.2(b), the defense may be diligently assumed by the Buyer, as it deems appropriate and in good faith.

(j)In such case, the Buyer shall be free to act as it deems appropriate for the defense of its interests and/or those of the relevant company of the Nubiola Group, including reaching the judicial or out of court agreements it deems convenient, with the sole obligation of notifying the Sellers of the measures taken and the resolutions that terminate the proceeding.

(k)Whether the defense is assumed by the Sellers or by the Buyer, the Sellers shall be liable for any and all Damages derived from the Third Party Claim.

(l)In any event and regardless of whether any Damages are ultimately proven, all the costs concerning the proceeding, including expenses, costs and professional fees of advisors, experts, lawyers and procurators appointed by the Buyer shall be borne by the Sellers in accordance with the terms of this Agreement or payable from the Escrow Amounts. Likewise, the obligation to contribute funds or finance guarantees that are required as cautionary measure to suspend the execution of the corresponding administrative or judicial actions, as the case may be, shall be borne by the Sellers in accordance with the terms of this Agreement.

(m)In the event the Sellers do not pay the corresponding costs or expenses, or does not constitute the necessary guarantees or bails, the Buyer may abandon the relevant proceeding. The latter shall not exempt the Sellers from their obligation to indemnify the Buyer.

(n)In the cases foreseen above, the Sellers shall pay or provide access to the Escrow Amounts the amount of the corresponding indemnity to the Buyer or to the relevant company of the Nubiola Group at the Buyer’s choice: (i) within five (5) calendar days following the date on which the amount of the relevant Third Party Claim has been definitively set through transaction accepted by the Buyer and the Sellers; or (ii) at the time when the Buyer and/or the relevant company of the Nubiola Group must pay by virtue of a resolution, transaction, arbitral award or final judgment.

(o)In any event, the Buyer and the relevant company of the Nubiola Group shall be entitled to carry out the actions and make the decisions that may be considered urgent and unavoidable to defend their interests and, if applicable, the interests of the Sellers, as applicable.

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15.10Notwithstanding anything in this Agreement to the contrary, the Parties agree that no limitations on liability set out in this clause 15 shall apply in the event of fraud (“fraude”) or willful misconduct.

16.BUYER’S GUARANTOR

16.1Prior to the Completion, the Buyer may form a new Affiliate under the Laws of Spain for the purpose of acquiring all of the Shares of Vhem and Ivory at the Completion in accordance with the terms of this Agreement. If the Buyer causes an Affiliate to acquire any Shares at the Completion in accordance with the terms of this Agreement, then Buyer shall, as a condition to such assignment, irrevocably, unconditionally and jointly and severally with the Buyer, guarantee to the Sellers the due and punctual performance of each obligation of the Buyer contained in this Agreement and/or in any of the Transaction Documents. The Buyer’s obligations under this clause constitute a joint and several guarantee (“fianza solidaria”) as set forth in the second paragraph of article 1,822 of the Spanish Civil Code.

16.2The Buyer’s obligations under clause 16.1 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, an Affiliate of the Buyer that acquires any Shares.

16.3The Buyer’s liabilities under clause 16.1 are not affected by an arrangement which the Sellers may make with the Buyer or with another person which (but for this clause 16.3) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

16.4The Buyer waives any right it may have of first requiring the Sellers to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Buyer under this clause 16, and therefore the Parties expressly disable the legal benefits of “excusión, orden y división”. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.

17.THE SELLERS’ REPRESENTATIVES

17.1The Sellers hereby irrevocably appoint Mr. Ricardo Nubiola Bellido and Mr. Andrés Nubiola Bellido, acting jointly and severally, who accept this appointment, as their sole attorneys-in-fact to give and receive all notices, to give all consents, to settle any dispute, and to exercise all the rights and fulfill all the obligations of the Sellers under the Transaction Documents (the “Sellers’ Representatives”).

17.2The Sellers are entitled to replace the Sellers’ Representatives by other persons provided that, if they act jointly, the number of Sellers’ Representatives does not exceed two (2). Any change in the Sellers’ Representatives shall be notified to the Buyer and will only be effective three (3) days after receipt of such notice. The Sellers shall at all times ensure the appointment of a Sellers’ Representatives in accordance with this clause 17. Failure to appoint the Sellers’ Representatives in accordance with this clause 17 shall result in (i) the joint and several liability of the Sellers for all Damages caused by the lack of such appointment until such appointment has been duly effected, and (ii)

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the Buyer’s right to appoint at its sole discretion an Alternate Sellers’ Representative in accordance with the order of appearance of such Alternate Sellers’ Representative in Schedule 12, which shall, for all purposes of this Agreement, be considered Sellers’ Representative until his replacement in accordance with this clause by the Sellers.

17.3Without prejudice to the provisions of clause 17.2, each Seller hereby expressly authorises the Sellers’ Representatives to, on behalf of the Sellers:

17.3.1dispute or refrain from disputing any claim made by the Buyer;

17.3.2negotiate any dispute under the Transaction Documents;

17.3.3compromise any dispute under the Transaction Documents;

17.3.4exercise (or elect not to exercise) any remedy available under the Transaction Documents;

17.3.5sign any releases or other documents with respect to any dispute or remedy;

17.3.6waive, if applicable, any condition in the Transaction Documents;

17.3.7make any payment under the Transaction Documents;

17.3.8retain such counsel and other professional advisors as the Sellers’ Representative may deem necessary to exercise the Sellers’ rights and to perform the Sellers’ obligations under the Transaction Documents; and

17.3.9give such instructions and do or refrain from doing such other things as the Sellers’ Representative in its sole discretion may deem necessary or appropriate to exercise the Sellers’ rights and to perform the Sellers’ obligations under the Transaction Documents.

17.4The Sellers acknowledge and agree that any decision, action or omission of, and any notice or communication by, the Sellers’ Representatives in accordance with this clause 17 will be fully binding upon the Sellers, and that the Buyer may rely on any such decision, action, omission, notice or communication.

17.5The Buyer shall not be obliged to act according to the different instructions that it may receive from the Sellers’ Representative, and the Sellers shall have no right to claim for any acts and/or omissions of the Buyer and/or any of the companies of the Nubiola Group in the absence of response or consistent instructions by the Sellers’ Representative.

17.6The Parties acknowledge and agree that throughout the Transaction Documents “Sellers” shall be construed as meaning the Sellers’ Representatives for any notice to be given or received under the Transaction Documents, and for any of the acts or omissions referred to in this clause 17. For the avoidance of doubt, the Buyer shall only acknowledge a notice sent by the Sellers’ Representatives as a notice sent by (any of) the Sellers and the Buyer shall have duly notified (any of) the Sellers by notifying the Sellers’ Representatives.

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18.USE OF THE NUBIOLA NAME

18.1The Sellers and the Buyer agree that any of the (present or future) companies of the Buyer’s Group shall be entitled to use the word “Nubiola”, in corporate names, trademarks, service marks, logos, domain names, business cards and stationary and in all relevant media, including online social media, and in any activity whatsoever, in all ways deemed appropriate by the Buyer’s Group anywhere in the world for an unlimited duration without any royalties or other compensation being due to the Sellers or any of their related individuals or respective Affiliates.

18.2For the sake of clarity nothing in this Agreement shall prevent the companies of the Buyer’s Group from using the word “Nubiola” and/or any of the trademarks, service marks, logos or domain names, owned by or licensed to any of the companies of the Buyer’s Group which have the word “Nubiola” or any similar word in it.

18.3The Sellers, on behalf of themselves and any of their related individuals or respective Affiliates, agree that they will not challenge anywhere in the world the right of the companies of the Buyer’s Group to use any corporate name, trademark, service mark, logo, domain name, business card, stationary or media that includes “Nubiola” or any term similar to “Nubiola.”

18.4The Sellers, on behalf of themselves and any of their related individuals or respective Affiliates, waive any right to use and agree that they will not, directly or indirectly, and will not license or in any other way authorize any third party to, use the word “Nubiola” or any term similar to “Nubiola” as or as part of any corporate name, trademark, service mark, logo or domain name in connection with any goods or services the same as or similar to or that would compete with the goods and services of the companies in the Nubiola Group or the Buyer’s Group or that in any way could create confusion with them.

18.5References to the Buyer and Sellers in this clause 18 include their respective successors and assigns.

19.NON COMPETE AND NON SOLICIT UNDERTAKINGS

19.1Each of the Sellers individually undertakes to the Buyer that they, either directly and/or through any of their respective Affiliates and/or companies of their own Group, will not do any of the following things in the countries set forth on Schedule 17 nor in any country where such persons plan to be commercially active as of the Completion Date (the “Territory”):

19.1.1for a period of three (3) years starting on the Completion Date, either alone or jointly with any other person, be concerned in a business which competes, directly or indirectly, or is likely to be competitive with the Business.

19.1.2for a period of three (3) years starting on the Completion Date, on its own account or in conjunction with or on behalf of any other person in respect of the products or services of the companies of the Nubiola Group or products of a similar type to those being manufactured or dealt in, or for services similar to those being provided by any of the companies of the Nubiola Group, either seek to obtain orders from, or do business which competes with the Business with,

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or encourage directly or indirectly, another person to obtain orders from or do business with, a person who has been a customer of that business at any time prior to the Completion Date;

19.1.3for a period of three (3) years starting on the Completion Date, induce or attempt to induce any person who is at Completion or has been at any time during the twelve (12) months prior to the Completion Date, a supplier of goods or services to a company of the Nubiola Group to cease to supply, or to restrict or vary the terms of supply, of that company; or

19.1.4for a period of three (3) years starting on the Completion Date, solicit or contact with a view to his engagement or employment by another person, a director, officer, employee or manager of the companies of the Nubiola Group or a person who was a director, officer, employee or manager of the companies of the Nubiola Group at any time during the twelve (12) months prior to the Completion Date; or

19.1.5for a period of three (3) years starting on the Completion Date, engage or employ a director, officer, employee or manager of the companies of the Nubiola Group or a person who was a director, officer, employee or manager of any of the companies of the Nubiola Group at any time during the twelve (12) months prior to the Completion Date; or

19.1.6make use of or (except as required by Law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of any company of the Nubiola Group.

19.2For the purposes of this clause 19:

19.2.1a person is concerned in a business if it carries it on as principal or agent or if:

(a)it is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(b)it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(c)it is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if that person or the Sellers and any person connected with any of them (the “Investors”) are together interested in securities which amount to less than five (5) % of the issued securities of that class and which, in all circumstances, carry less than five (5) % of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to the securities; and

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19.2.2References to companies of the Nubiola Group include its successors in business.  The Parties acknowledge and agree that, in the event of any breach of this clause 19, the Buyer (in addition to any action or remedies the Buyer may be entitled to hereunder or under applicable Law) shall be entitled (a) to be indemnified for Damages, (b) to the specific performance of this clause 19, and (c) to commence proceedings to obtain in its favour restraints and injunctions that temporarily or permanently bar Sellers from breaching or threatening or attempting to such breach any obligations, undertakings and covenants of this clause 19 and to require compliance by any Seller with such covenants and agreements.

19.3The Sellers acknowledges that the provisions of this clause 19 are no more extensive than is reasonable to protect the Buyer as the purchaser of the Shares and that it is the desired intent of the Parties that the provisions of clause 19 be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the Parties agree that if the covenants set forth in this clause 19 are deemed by any Governmental Authority to be invalid or unenforceable in any jurisdiction, the Governmental Authority may reduce the scope thereof or otherwise amend or reform the portion thus adjudicated to be invalid or unenforceable, such reduction, amendment or reformation to apply only with respect to the particular jurisdiction in which such adjudication is made. Sellers acknowledge that Buyer has no adequate remedy at law for any breach or any threatened or attempted breach by any Seller of the obligations, undertakings and covenants set forth in this clause 19 and that for purposes of any proceeding in equity, it shall be presumed that the remedies at Law available to Buyer would be inadequate, and that Buyer would suffer irreparable harm as a result of the violation of any provision of this clause 19.

19.4The covenants in this clause 19 may be enforced by the Buyer and/or each company of the Nubiola Group against the Sellers as a third party beneficiary.

19.5Each Seller shall be individually responsible vis-à-vis the Buyer for his own breaches of the terms and conditions of this clause 19 and not for any breaches of this clause by any other such Seller.

20.FURTHER ASSURANCES

20.1On or after Completion, each Seller shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Buyer may from time to time require in order to vest any of the Shares in the Buyer or as otherwise may be necessary to give full effect to the transfer of the Shares provided for in this Agreement and the other Transaction Documents.

20.2In relation to each company of the Nubiola Group, the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under each of the companies of the Nubiola Group’s statute, constitutional documents or any agreement or obligation affecting any company of the Nubiola Group to give effect to this Agreement and the other Transaction Documents.

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20.3The Sellers shall co-operate with the Buyer, and prior to Completion shall procure that each company of the Nubiola Group and its management co-operate with the Buyer, in order to achieve a smooth and efficient transfer of the Shares and so as to maintain the good relations of each company of the Nubiola Group with its personnel, customers, suppliers and bankers and with any relevant administrative body.

21.ASSIGNMENTS

21.1Except as provided in this clause 21 or unless the Sellers and the Buyer specifically agree in writing, no person shall assign, transfer or charge all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

21.2The Buyer may pledge or assign its rights (but not its obligations) under this Agreement:

21.2.1(in whole or in part) by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Buyer for the acquisition of the Shares;

21.2.2to any other member of the Buyer’s Group and by such member to any other member of the Buyer’s Group (provided the assignment is made in whole to the assignee and that if such an assignee ceases to be a member of the Buyer’s Group, it shall first assign such rights to a member of the Buyer’s Group). The Buyer agrees to notify the Sellers as soon as reasonably practicable after any such assignment.

21.3Notwithstanding the above, the Sellers shall not bear and will not be responsible vis-à-vis the Buyer or its assignee(s) for any increase in the costs, expenses and/or Taxes that should be otherwise paid or compensated by the Sellers under this Agreement as a result of the assignment of the Agreement to a third party.

21.4Notwithstanding anything to the contrary in this clause, at any time prior to Completion by notification to the Sellers’ Representatives, the Buyer shall be entitled to assign (in whole or in part) its rights and obligations under this Agreement to one or more special purpose vehicles or other Subsidiary which will act as buyer(s) of (part of) the Shares provided always that:

21.4.1The Buyer shall remain joint and severally liable with the assignee vis-à-vis the Sellers for any and all the obligations under this Agreement pursuant to the guaranty under clause 16; and

21.4.2The Buyer shall indemnify, defend, hold harmless and keep indemnified all and any the Sellers (and any of its successors) for any Damage incurred by any of them arising from the assignment of rights and/or obligations under this clause 21.4.

21.5The Buyer agrees to notify the Sellers as soon as reasonably practicable after any assignment made pursuant to clause 21.4.

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22.INTERBOLSA CLAIMS AND SALE OF ASSETS IN COLOMBIA

22.1The Sellers shall, in accordance with the provisions of this clause 22 and for and on behalf of any of the companies within the Nubiola Group, be entitled to take all actions including, for the avoidance of doubt, the filing of any claims, submission of any documents and attendance to public or private meetings or hearings, before any court or administrative authority or body, relating the claims that any company within the Nubiola Group may have against Interbolsa Holdco Company S.A.

22.2With respect to the actions that might be taken by the Sellers in connection with Interbolsa Holdco Company, S.A., the parties agree as follows:

22.2.1the Buyer shall furnish the Sellers and its advisors and attorneys with all powers of attorney and supporting documentation they may reasonably request in order to take any actions to which they are entitled to under this clause 22. The Buyer shall use commercially reasonable efforts to ensure that any notice received by any company in the Nubiola Group in respect of such claims or liabilities is promptly notified to the Sellers;

22.2.2the Sellers shall take account of the reasonable requirements of the Buyer in connection with such claims and the Sellers shall not take any action if, in the reasonable judgment of the Buyer, such action or omission (i) would be prejudicial to the business of the Nubiola Group; or (ii) would or may result in actual or potential reputational damage of the Nubiola Group;

22.2.3if a third party is ordered to pay to the Companies, the Nubiola Group or the Sellers fees or costs of any nature in respect of the proceedings related to the claims indicated in clause 22.1, such amounts shall be reimbursed to the Sellers as soon as reasonably practicable and to the extent such fees or costs have been paid by the any companies within the Nubiola Group. These payments shall have a neutral tax effect to the Buyer and/or to any company of the Nubiola Group and, therefore, any tax effect should be considered when determining the amounts that shall be reimbursed to the Sellers;

22.2.4if any of the Companies and/or any company of the Nubiola Group is ordered to pay any amount related to the claims indicated in clause 22.1, such amounts shall be reimbursed by the Sellers, jointly and severally, to such company or companies with immediate effect.

22.3All payments made to the Sellers under this clause shall be considered, to the extent permitted by applicable Laws, as an increase of the Purchase Price.

22.4All payments, costs, expenses, guarantees, fees and any other amounts to be incurred by the Buyer and/or by any of the companies of the Nubiola Group related to the claims indicated in clause 22.1 shall be paid by the Sellers, jointly and severally, to the Buyer and/or to the company of the Nubiola Group prior to such incurrence. If the Buyer and/or any company of the Nubiola Group incurs payments, costs, expenses, guarantees, fees or any other amounts in excess of the amount previously paid by Sellers, then Sellers, jointly and severally, shall reimburse Buyer promptly upon receipt of the request for such reimbursement. In case the abovementioned costs are not

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satisfied as specified above, the Buyer and/or the relevant company of the Nubiola Group will be under no obligation vis-à-vis the Sellers related to the claims indicated in this clause 22.

22.5In the event that the sale and transfer of the real estate properties located in Colombia set forth in Schedule 3 has not been completed on or before Completion, the Buyer and the Seller agree that the Buyer shall cause Nubiola Colombia Pigmentos, S.A. to comply with and observe the provisions and obligations of the "Contrato de Promesa de Compraventa para Inmueble" dated 5 September 2014 and the "Contrato de Promesa de Compraventa para Inmueble" 7 November 2014 as identified in Schedule 3. Any amounts received after Completion under such contracts by Nubiola Colombia Pigmentos, S.A. shall be reimbursed to the Sellers as soon as reasonably practicable. These payments shall have a neutral tax effect to the Buyer and/or to any company of the Nubiola Group and, therefore, any tax effect should be considered when determining the amounts that shall be reimbursed to the Sellers. The amount reimbursable to Sellers shall also be net of any expenses incurred by the Buyer in connection with the transactions contemplated by such contracts. If the transactions contemplated by either or both of the contracts described above are not consummated by December 1, 2015, the Sellers, jointly and severally, shall be obligated to purchase, prior to December 15, 2015, the properties that have not been sold at a price to be mutually agreed to by the Parties. The Parties agree to work together to structure the transaction in a tax efficient manner for both Parties. If the Sellers are required to make a cash payment for the properties under the transaction agreed upon with the Buyer, the Buyer shall promptly pay such amount back to the Sellers net of any costs or expenses incurred by the Buyer or its Affiliates and net of any Taxes incurred by the Buyer and its Affiliates. Neither the Buyer nor any of its Affiliates will be required to take action against the purchasers under the contracts described above if such purchasers fail to perform their respective obligations under such contracts.

23.CONFIDENTIALITY

23.1Extent of the duty of confidentiality

23.1.1The Parties shall keep strictly confidential any information to which they may have access as a result of the negotiations held and of the execution of this Agreement and relating to:

(a)the existence or the contents of this Agreement or of the documents or Transaction to which this Agreement refers; and

(b)the negotiations relating to this Agreement, the Transaction Documents or to the documents to which reference is made in this Agreement.

23.1.2Unless otherwise required by applicable Law or by any applicable listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, no Party will make any public announcements concerning this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media without the prior written consent of the other Parties (which consent will not be unreasonably withheld or delayed), and the Parties will cooperate as to the timing and contents of any

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such announcement. Notwithstanding anything else in this clause 23.1.2, the Parties shall be under no restrictions with respect to the republication of any information previously publicly disclosed by any Party pursuant to this clause 23.1.2.

23.1.3In addition, the Parties undertake to have their executives, employees, advisers, any person connected with it, any member of any Seller’s Group or the Buyer’s Group comply with the provisions of this clause 23.

23.1.4The Buyer:

(a)shall and shall procure that each member of the Buyer’s Group shall keep confidential all information provided to any of them by or on behalf of any Seller in connection with this Agreement which relates to any Seller or any member of any Seller’s Group; and

(b)shall procure that if after Completion any company of the Nubiola Group holds confidential information relating to a Seller or any member of any Seller’s Group, that company shall, after Completion, keep that information confidential.

23.1.5Each Seller:

(a)shall and shall procure that each member of any Seller’s Group and any Affiliate and, on or before Completion, the companies of the Nubiola Group shall keep confidential all information provided to any of them by or on behalf of the Buyer in connection with this Agreement which relates to any member of the Buyer’s Group;

(b)shall, and shall procure that if after Completion such Seller, any member of any Seller’s Group or Affiliate holds confidential information relating to the Buyer or any company of the Nubiola Group, the person holding the information shall keep that information confidential.

23.2Exceptions to the duty of confidentiality

The Parties may only disclose information considered confidential in the following cases:

23.2.1through a mutually agreed press release at the date of this Agreement and at the Completion Date;

23.2.2where the disclosure of the information is required for the purposes of a court or administrative proceeding or imperative Law;

23.2.3where the disclosure of the information is required by a court or administrative body to which one of the Parties is subject, regardless of where such court or body is located and of whether the disclosure requirement has the force of Law, but if a person is so required to make any announcement or to disclose any confidential information, the relevant Party shall promptly notify the other

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Party, where practicable and lawful to do so, before the announcement is made or disclosure occurs;

23.2.4where it is necessary for the employees, professional advisers, shareholders, auditors or financial institutions of the Party in question or their employees and professional advisers to have knowledge of a certain item of information, knowledge which shall be subject to an appropriate confidentiality agreement or duty;

23.2.5where the other Party has given its prior written consent to disclose the information;

23.2.6to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person; or

23.2.7where the disclosure of the information is necessary for a Party to be able to enforce the rights to which it is hereby entitled.

23.3Time limit

23.3.1The duty of confidentiality established in this clause 23 shall apply even in the event of termination of this Agreement and for a period of five (5) years as from the termination of this Agreement or the Completion Date.

23.3.2If this Agreement is terminated for any reason, each Party shall destroy or return (at its sole discretion) to the other Party all of the information that it has received from the other Party and is in the possession of any of its board members, employees or advisers, and may not, under any circumstances, use such information for commercial purposes. If so requested by a Party, the other Party shall provide a certificate signed by a duly empowered person confirming compliance with the obligations contained herein.

24.MISCELLANEOUS

24.1Entire agreement

This Agreement supersedes all other written agreements or Contract between the Parties prior to the execution of this Agreement in relation to the subject-matter hereof, and which shall be rendered null and void as from the date of this Agreement.

24.2Amendments

Any amendment to this Agreement that is not set forth in writing and is not formalised by the Parties in the same manner as this Agreement shall be null and void.

24.3Partial invalidity

24.3.1Any finding by a court or administrative body stating that one or more clauses of this Agreement are unlawful, null and void, invalid or unenforceable in whole or in part shall not render unlawful, null and void, invalid, or unenforceable the

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other clauses or the remaining parts thereof, which shall remain fully valid wherever applicable.

24.3.2The clauses or parts thereof found to be unlawful, null and void, invalid or unenforceable shall be deemed to have been removed from this Agreement or not applicable in that circumstance, as the case may be, and the Parties shall negotiate in good faith the substitution thereof and the measures that are most suited to the aim pursued by such clauses or parts thereof.

24.4Waiver of defences

The dispensation, deferral or waiver of any of the rights established in this Agreement, or of a part of such rights:

24.4.1shall only be binding if stated in writing;

24.4.2may be made subject to such conditions as the Party granting such dispensation, deferral or waiver sees fit;

24.4.3shall be limited to the specific case in which it occurred; and

24.4.4shall not affect the enforceability in other cases of the right affected by it, nor the enforceability of any other right existing in relation to the Parties.

24.5Expenses and Taxes

24.5.1The Sellers, jointly and severally, on the one hand and the Buyer, on the other hand, shall each bear fifty per cent (50%) of all the notary’s fees (including notarial charges and duties and expenses for the issuance of notarial copies) incurred upon transfer of the Shares by way of the execution of the “acta de protocolización” and the Notarial Deed of Transfer.

24.5.2The Sellers, jointly and severally, on the one hand and the Buyer, on the other hand, shall each bear fifty per cent (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) imposed on the transactions provided for in this Agreement.

24.5.3Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, entering into, and completion of, this Agreement, including, without limitation, in respect of the obligations in satisfying the Conditions and any other requirements for transferring the Shares.

24.6Notices and delivery date

24.6.1Requirements

Any notices, authorisations, consents and other communications relating to or to be given under this Agreement:

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(a)shall be drafted in English, unless they are documents required by regulations or other types of official documents, in which case they shall be accompanied by their respective sworn translations into English if so requested by the addressee;

(b)must be made in writing (which does not include email);

(c)shall be delivered by hand, with acknowledgement of receipt, or shall be sent by registered post, courier, and/or fax;

(d)shall be sent to the addressees (and to the persons who shall be copied in addition to the addresses as indicated in clause 24.6.2) at the addresses or fax numbers indicated in clause 24.6.2  or to any other addresses or fax numbers as indicated in writing by the addressee before the notice was dispatched; and

(e)if sent by fax, the related paper copy must also be sent by courier.

A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax or e-mail provided that, in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

24.6.2Addressees and delivery addresses

Notices must be delivered to the persons and at the addresses or fax numbers or email addresses set forth below:

The Buyer

Ferro Corporation

6060 Parkland Boulevard

Suite 250

Mayfield Heights, Ohio 44124

Attn: General Counsel

Fax: +1-216-875-5623

With a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Attn: Patrick J. Leddy, Esq.

Fax: +1-216-579-0212

The Sellers

Andres Nubiola

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Calle Mandri 41. 5º-1ª

08022, Barcelona

Ricardo Nubiola

Calle Trafalgar 4, Planta 16,

Barcelona

With a copy to:

Clifford Chance, S.L.

For the attention of Guillermo Guardia

Avda. Diagonal, 682, 13th floor

Fax: +34 93 344 22 22

24.7Payments

24.7.1Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this Agreement shall be made in immediately available funds and in EUR by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

if that payment is to the Sellers, the account of the Sellers’ Representative as the Sellers’ Representative may specify to the Buyer in writing on or before Completion; and

(a)if that payment is to the Buyer, the account of the Buyer as the Buyer may specify to the Sellers’ Representative in writing.

24.7.2Except as otherwise expressly provided in this Agreement, if a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before any judgment) at an annual rate of six (6) %, which interest shall accrue from day to day, without the need for any specific notice. The interest will compounded annually.

24.8Sole remedy

Except for the express right of termination contained in clause 7.5 and 9.3.3 and 9.4.3, no Party has any right to terminate this agreement and the parties waive their rights (if any) to annul, rescind, dissolve, withdraw from, cancel or terminate this agreement in any circumstances other than fraud or willful misconduct.

24.9Execution into public status

The Parties undertake to raise this Agreement to public status immediately following execution of this Agreement.

24.10Other

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24.10.1Each of the obligations, Sellers’ Representations and Warranties, Buyer’s Representations and Warranties, covenants and undertakings in this Agreement (excluding any obligation, covenant or undertaking which is fully performed at Completion) will continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Buyer in respect of any Condition.

24.10.2The Buyer may release or compromise in whole or in part the liability of a Seller under this Agreement without thereby affecting the liability of the other Sellers. The Buyer may also grant any time or indulgence to any Seller without thereby affecting the liability of such Seller and the other Sellers.

24.11Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

25.APPLICABLE LAW AND ARBITRATION

25.1Applicable Law

This Agreement is governed by the Laws of Spain.

25.2Arbitration

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules, except in the event that the amount in dispute does not exceed five hundred thousand Euros in which case the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one (1) arbitrator appointed in accordance with the said Rules. The language of arbitration will be English. Procedural documents submitted by the Parties to the Arbitration Tribunal must at all times be in English, it being understood that supporting documents may also be submitted in Spanish and without being translated into English.

26.TAX MATTERS

26.1The provisions of clause 26 shall govern the allocation of responsibility as between Buyer and each of the Sellers for tax matters following the Completion Date.

26.2In the case of any taxable period that includes (but does not end on) the Completion Date (a “Straddle Period”), the amount of any Corporate Income Tax Liability for the Straddle Period shall be apportioned between the period of the Straddle Period that begins on or before the Completion Date and extends through the Completion Date (the “Pre-Completion Straddle Period”) and the period of the Straddle Period that begins on the day after the Completion Date and extends to the end of the Straddle Period (the “Post-Completion Straddle Period”) in accordance with this clause 26.2.  The portion of such Corporate Income Tax Liability attributable to the Pre-Completion Straddle Period will be deemed equal to the amount that would be payable if the Straddle Period

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ended on and included the Completion Date. The portion of Corporate Income Tax Liability attributable to a Post-Completion Straddle Period shall be calculated in a corresponding manner.

26.3Within one hundred eighty (180) calendar days after the Completion Date, the Buyer shall provide to Sellers a statement setting forth the aggregate amount of Corporate Income Tax Liability for which Sellers are responsible under the terms of this Agreement as compared to the Estimated Tax Amount (the “Tax Statement”).  The Parties shall use the dispute resolution process set forth in Part 1 of Schedule 5 to resolve any dispute regarding the Tax Statement.  If the amount set forth in the Tax Statement exceeds the Estimated Tax Amount, then the Sellers, jointly and severally, shall pay to the Buyer the amount of such excess within ten (10) Business Days after mutual agreement on the Tax Statement or the final resolution of the Tax Statement pursuant to Part 1 of Schedule 5 by transfer of funds for same day value in accordance with the provisions of clause 24.7 without set off, deduction or withholding (except as required by Law or by this Agreement); provided, however, that if the Sellers do not promptly pay such excess amount within the time period prescribed, Buyer may obtain payment of such amount from the General Escrow Account or the Specific Escrow Account and Sellers, jointly and severally, shall be obligated to replenish the applicable escrow account in accordance with the terms of the Escrow Agreement.  If the amount set forth in the Tax Statement is less than the Estimated Tax Amount, then the Buyer shall pay to the Sellers the amount of such shortfall within ten (10) Business Days after mutual agreement on the Tax Statement or the final resolution of the Tax Statement pursuant to Part 1 of Schedule 5 by transfer of funds for same day value in accordance with the provisions of clause 24.7 without set off, deduction or withholding (except as required by Law or by this Agreement).

26.4The Buyer and each of the Sellers shall, and the Buyer shall cause the companies of the Nubiola Group to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information, at the expense of the Party making such request, reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder.

26.5This clause 26.5 shall control any audit, inquiry, assessment, proceeding or other similar event relating to any Pre-Completion Tax Period or Straddle Period of the companies of the Nubiola Group (a “Tax Matter”).  The Buyer has the right to represent the interests of the companies of the Nubiola Group before the relevant Governmental Authority with respect to any Tax Matter and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.  If the Sellers would be required to indemnify the Buyer, the companies of the Nubiola Group or any of their Affiliates pursuant to this Agreement with respect to such Tax Matter then:  (i) the Sellers’ Representative shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the

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Buyer, and (ii) the Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Sellers without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed.

26.6All tax sharing or allocation agreements, arrangements or similar contracts with respect to or involving any company of the Nubiola Group will be terminated as of the Completion Date and, after the Completion Date, no company of the Nubiola Group will be bound thereby or have any liability thereunder.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

The Sellers:

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Comercial Química Dibón, S.L.

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Corporación Financiera Arán, S.L.

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Olarte, S.L.

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Mernube, S.L.

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Glornube, S.L.

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Agencia Inmobiliaria La Finca, S.L.

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Ms. Núria Nubiola Bellido

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Ricardo Nubiola____________________

Mr. Ricardo Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Mr. Juan Maria Caral Nubiola

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Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

_____________________________________

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Mr. Raimundo Nubiola Bellido

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Ms. Gloria Nubiola Bellido

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola_____________________

Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Ms. Mercedes Nubiola Bellido

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Mr. José-Oriol Nubiola Bellido

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Ms. Montserrat Nubiola Bellido

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

The Companies:

/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Corporación Química Vhem, S.L.

Represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

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/s/ Andrés Nubiola   /s/ Ricardo Nubiola____

Dibon USA, LLC

Represented by Comercial Química Dibón, S.L.

in turn, represented by Mr. Ricardo Nubiola Bellido

and Mr. Andrés Nubiola Bellido

The Buyer:

/s/ Peter T. Thomas             __

Ferro Corporation

Represented by Peter T. Thomas,

Chairman, President and Chief Executive Officer

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List of Schedules to the Agreement

SCHEDULE 1 THE SELLERS

SCHEDULE 2 THE SHARES

SCHEDULE 3 PRIOR REORGANISATION

SCHEDULE 4 NUBIOLA GROUP

SCHEDULE 5 COMPLETION STATEMENT

SCHEDULE 6 BUYER’S REPRESENTATIONS AND WARRANTIES

SCHEDULE 7 SELLERS’ REPRESENTATIONS AND WARRANTIES

SCHEDULE 8 ACTIONS ON COMPLETION

SCHEDULE 9 PRE-COMPLETION COVENANTS

SCHEDULE 10 INDEBTEDNESS

SCHEDULE 11 ESCROW AGREEMENT

SCHEDULE 12 ALTERNATE SELLERS’ REPRESENTATIVES

SCHEDULE 13 GENERAL INDEMNITY

SCHEDULE 14 INDEBTEDNESS TO BE DISCHARGED ON OR BEFORE COMPLETION

SCHEDULE 15 PRE-COMPLETION CASH-POOLING

SCHEDULE 16 INTERBOLSA CLAIMS

SCHEDULE 17 TERRITORY

List of Appendix to Schedule 7

Appendix 3.1List of consent, waivers, authorizations required

Appendix 5.3.1Directors of the companies within the Nubiola Group

Appendix 5.4.1Powers of attorney

Appendix 7.3 Corporate details of the companies within the Nubiola Group

Appendix 8.1 The Accounts

Appendix 11.4 Credit, loan or financing agreements

Appendix 11.9Agreements containing non solicit, non competition or similar provisions

Appendix 11.14Agreements with other companies of the Nubiola Group, shareholders, managers, employees.

Appendix 11.15Materials, supplies and/or merchandise purchase agreements exceeding € 50.000

Appendix 11.16Agreements granting to Person a preemptive acquisition rights over any company of Nubiola Group´s assets

Appendix 11.17Lease of real or personal property

Appendix 11.19"Most favored conditions" agreements with customer and suppliers

Appendix 11.20Agreements with distributors, sales agents, etc.

Appendix 11.21JV or partnership agreements

Appendix 11.22Management or consulting services agreements

Appendix 11.25Material Contracts

Appendix 12.3Accounts and notes receivable

Appendix 14.1 Financial debts

Appendix 14.3 Hedging Transactions

Appendix 16.4Standard sale, lease or service terms and conditions

Appendix 17.1Insurance Policies

Appendix 18.2.1Owned Real Estate

Appendix 18.3.1Leased Property

Appendix 18.4.2Port Concession title

Appendix 19.1.2Leasing agreements over Moveable Assets

Appendix 21.1.1List of permanent and temporary employees

Appendix 21.1.6List of Contractors

Appendix 21.1.9Collective bargaining agreements

Appendix 21.1.15Payment obligations or indemnities for dismissal, post-contractual non-competition agreements

Appendix 21.1.17Senior executive agreements

Appendix 21.8.1List of Employee Benefit Schemes

Appendix 21.9.1List of loans with employees

Appendix 24.1.1Intellectual and Industrial Property Rights

Appendix 29.1List of accounts numbers, banks and attorneys

Appendix 30.1List of liabilities

Appendix 32.1List of Material Customers

Appendix 32.2List of Material Suppliers